Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

SourceHOV Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of SourceHOV Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SourceHOV Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Dallas, Texas
April 3, 2017

SourceHOV Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2016 and 2015

(in thousands of United States dollars except share and per share amounts)

	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$8,361	$16,619
Restricted cash	25,892	22,403
Accounts receivable, net of allowance for doubtful accounts of $3,200, respectively	138,421	145,162
Inventories, net	11,195	13,742
Prepaid expenses and other current assets	12,202	11,514
Total current assets	196,071	209,440
Property, plant and equipment, net	81,600	78,303
Goodwill	373,291	359,459
Intangible assets, net	298,739	285,229
Deferred income tax assets	9,654	4,602
Other noncurrent assets	10,131	23,015
Total assets	$969,486	$960,048
Liabilities and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$42,212	$26,778
Related party payables	9,344	8,906
Income tax payable	1,031	624
Accrued liabilities	29,492	26,291
Accrued compensation and benefits	31,200	33,518
Customer deposits	18,729	8,307
Deferred revenue	17,235	14,189
Obligation for claim payment	25,892	22,403
Current portion of capital lease obligations	6,507	5,009
Current portion of long-term debt	55,833	45,253
Total current liabilities	237,475	191,278
Long-term debt, net of current maturities	983,502	975,142
Capital lease obligations, net of current maturities	18,439	14,606
Pension liability	28,712	19,415
Deferred income tax liabilities	26,223	34,764
Long-term income tax liability	3,063	3,388
Long-term related party payable	—	2,590
Other long-term liabilities	11,973	10,354
Total liabilities	1,309,387	1,251,537
Commitment and Contingencies (Note 11)
Stockholders’ deficit
Common stock, par value of $0.001 per share; 331,000 shares authorized; 144,399 shares issued and outstanding at December 31, 2016 and 2015; Preferred stock, par value of $0.01 per shares; 400,000 shares authorized and no shares issued or outstanding at December 31, 2016 and 2015	—	—
Additional paid in capital	(57,389)	(57,389)
Equity-based compensation	27,342	20,256
Accumulated deficit	(293,968)	(245,865)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(3,547)	(3,415)
Unrealized pension actuarial losses, net of tax	(12,339)	(5,076)
Total accumulated other comprehensive loss	(15,886)	(8,491)
Total stockholders’ deficit	(339,901)	(291,489)
Total liabilities and stockholders’ deficit	$969,486	$960,048

The accompanying notes are an integral part of these consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2016, 2015 and 2014

(in thousands of United States dollars except share and per share amounts)

	Years ended December 31,
	2016	2015	2014
Revenue	789,926	805,232	650,918
Cost of revenue (exclusive of depreciation and amortization)	519,121	559,846	451,539
Gross profit	270,805	245,386	199,379
Selling, general and administrative expenses	130,437	120,691	131,864
Depreciation and amortization	79,639	75,408	65,227
Impairment of goodwill and other intangible assets	—	—	154,454
Related party expense	10,493	8,977	19,080
Operating income (loss)	50,236	40,310	(171,246)
Other expense (income), net:
Interest expense, net	109,414	108,779	48,045
Loss on extinguishment of debt	—	—	18,548
Sundry expense (income), net	712	3,247	(2,201)
Net loss before income taxes	(59,890)	(71,716)	(235,638)
Income tax benefit	11,787	26,812	38,003
Net loss	$(48,103)	$(44,904)	$(197,635)
Net loss per share—basic and diluted	$333.13	$310.97	$1,368.67
Shares used in computing basic net loss per share	144,399	144,399	144,399

The accompanying notes are an integral part of these consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

For the years ended December 31, 2016, 2015 and 2014

(in thousands of United States dollars)

	Years ended December 31,
	2016	2015	2014
Net Loss	$(48,103)	$(44,904)	$(197,635)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(132)	(1,990)	(223)
Unrealized plan amendment gains, net of tax	—	—	193
Unrealized pension actuarial (losses) gains, net of tax	(7,263)	3,655	(9,244)
Comprehensive loss	$(55,498)	$(43,239)	$(206,909)

The accompanying notes are an integral part of these consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

December 31, 2016, 2015 and 2014

(in thousands of United States dollars)

	Common Stock		Preferred Stock Shares							Accumulated Other Comprehensive Loss
	Shares	Amount	Series 1	Series 2	Series 3	Series 4	Amount	Additional Paid in- Capital	Equity-Based Compensation	Cumulative Translation Adjustments	Pension Benefits	Accumulated Deficit	Total Stockholders’ Deficit
Balances at January 1, 2014	—	$—	81,968	101,967	132,130	13,545	320,542	$—	$—	$(124)	$—	$(3,326)	$317,092
Net loss January 1 to December 31, 2014	—	—	—	—	—	—	—	—	—	—	—	(197,635)	(197,635)
Equity-based compensation	—	—	—	—	—	—	—	—	12,134	—	—	—	12,134
Preferred shares converted to common shares	79,611	—	—	—	(66,065)	(13,545)	36,958	(36,958)	—	—	—	—	—
TRG redemption	—	—	(81,968)	(101,967)	(66,065)	—	(357,500)	—	—	—	—	—	(357,500)
Pangea opening equity (Note 1)	64,788	—	—	—	—	—	—	(20,431)	—	(1,078)	320	—	(21,189)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(223)	—	—	(223)
Net realized plan amendment gains, net of tax	—	—	—	—	—	—	—	—	—	—	193	—	193
Net realized pension actuarial losses, net of tax	—	—	—	—	—	—	—	—	—	—	(9,244)	—	(9,244)
Balances at December 31, 2014	144,399	$—	—	—	—	—	—	$(57,389)	$12,134	$(1,425)	$(8,731)	$(200,961)	$(256,372)
Net loss January 1 to December 31, 2015	—	—	—	—	—	—	—	—	—	—	—	(44,904)	(44,904)
Equity-based compensation	—	—	—	—	—	—	—	—	8,122	—	—	—	8,122
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1,990)	—	—	(1,990)
Net realized pension actuarial gains, net of tax	—	—	—	—	—	—	—	—	—	—	3,655	—	3,655
Balances at December 31, 2015	144,399	$—	—	—	—	—	—	$(57,389)	$20,256	$(3,415)	$(5,076)	$(245,865)	$(291,489)
Net loss January 1 to December 31, 2016	—	—	—	—	—	—	—	—	—	—	—	(48,103)	(48,103)
Equity-based compensation	—	—	—	—	—	—	—	—	7,086	—	—		7,086
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(132)	—	—	(132)
Net realized pension actuarial gains, net of tax	—	—	—	—	—	—	—	—	—	—	(7,263)	—	(7,263)
Balances at December 31, 2016	144,399	$—	—	—	—	—	—	$(57,389)	$27,342	$(3,547)	$(12,339)	$(293,968)	$(339,901)

The accompanying notes are an integral part of these consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands of United States dollar)

	Years ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(48,103)	$(44,904)	$(197,635)
Adjustments to reconcile net loss
Depreciation and amortization	79,639	75,408	65,227
Original issue discount and debt issuance cost amortization	13,684	12,974	5,573
Loss on extinguishment of debt	—	—	18,548
Impairment of goodwill and other intangible assets	—	—	154,454
Provision (recovery) for doubtful accounts	756	1,105	(1,168)
Deferred income tax benefit	(15,729)	(27,177)	(37,918)
Share-based compensation expense	7,086	8,122	12,134
Foreign currency remeasurement	193	150	379
Loss on sale of property, plant and equipment	2,245	632	869
Change in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	20,801	11,583	32,036
Related party receivable	—	—	777
Prepaid expenses and other assets	4,969	892	(149)
Accounts payable and accrued liabilities	5,544	(28,644)	(19,082)
Related party payables	(2,427)	(2,703)	13,728
Net cash provided by operating activities	68,658	7,438	47,773
Cash flows from investing activities
Purchase of property, plant and equipment	(7,926)	(10,669)	(10,250)
Additions to developed technology	—	—	(811)
Additions to internally developed software	(13,017)	(3,279)	(400)
Additions to outsourcing contract costs	(14,636)	(7,882)	(876)
Cash paid for TransCentra (Note 3)	—	(12,810)	—
Cash acquired in TransCentra acquisition (Note 3)	3,351	—	—
Proceeds from sale of property, plant and equipment	626	208	118
Cash acquired in the Reorganization (Note 1)	—	—	8,477
Net cash used in investing activities	(31,602)	(34,432)	(3,742)
Cash flows from financing activities
Change in bank overdraft	(1,331)	938	602
Proceeds from financing obligations	5,429	5,554	—
TRG redemption	—	—	(353,000)
Proceeds from new credit facility	—	—	1,006,100
Retirement of previous credit facilities	—	—	(507,200)
Retirement of Pangea credit facilities	—	—	(144,520)
Cash paid for debt issuance costs	—	—	(36,448)
Other financing activities	—	—	(743)
Borrowings from revolver and swing-line loan	53,700	157,400	24,600
Repayments from revolver and swing line loan	(53,200)	(108,800)	(17,600)
Principal payments on long-term obligations	(47,853)	(33,474)	(10,447)
Net cash (used in) provided by financing activities	(43,255)	21,618	(38,656)
Effect of exchange rates on cash	(2,059)	(672)	(120)
Net (decrease) increase in cash and cash equivalents	(8,258)	(6,048)	5,255
Cash and cash equivalents
Beginning of period	16,619	22,667	17,412
End of period	$8,361	$16,619	$22,667
Supplemental cash flow data:
Income tax payments, net of refunds received	$3,771	$1,784	$2,029
Interest paid	96,166	87,302	42,668
Noncash investing and financing activities:
Assets acquired through capital lease arrangements	11,925	6,021	2,528
Leasehold improvements funded by lessor	5,186	665	81
Accrued capital expenditures	$580	$878	$1,468

The accompanying notes are an integral part of these consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

1. Description of the Business

Organization

SourceHOV Holdings, Inc. and subsidiaries (collectively “the Company”) is a holding company with no operations, which owns 100% of SourceHOV LLC and its wholly owned subsidiaries (“SourceHOV LLC”). The Company provides mission-critical information and transaction processing solutions services to clients across three major industry verticals. The Company manages information and document driven business processes and offers solutions and services to fulfill specialized knowledge-based processing and consulting requirements, enabling clients to concentrate on their core competencies.

The Company consists of the following segments:

•                  Information & Transaction Processing Solutions (“ITPS”). ITPS provides industry solutions for banking and financial services, including lending solutions for mortgages and auto loans, and banking solutions for clearing, anti-money laundering, sanctions, and interbank cross-border settlement; property and casualty insurance solutions for origination, enrollments, claims processing, and benefits administration communications; public sector solutions for income tax processing, benefits administration, and record management; multi-industry solutions for payment processing and reconciliation, integrated receivable and payables management, document logistics and location services, records management and electronic storage of data / documents; and software, hardware, professional services and maintenance related to information and transaction processing automation, among others.

•                  Healthcare Solutions (“HS”). HS offerings include revenue cycle solutions, integrated accounts payable and accounts receivable, and information management for both the healthcare payer and provider markets. Payer service offerings include claims processing, claims adjudication and auditing services, enrollment processing and policy management, and scheduling and prescription management. Provider service offerings include medical coding and insurance claim generation, underpayment audit and recovery, and medical records management.

•                  Legal and Loss Prevention Services (“LLPS”) Solutions. LLPS solutions include processing of legal claims for class action and mass action settlement administrations, involving project management support, notification and outreach to claimants, collection, analysis and distribution of settlement funds. Additionally, LLPS provides data and analytical services in the context of litigation consulting, economic and statistical analysis, expert witness services, and revenue recovery services for delinquent accounts receivable.

The Reorganization

Prior to October 31, 2014, SourceHOV LLC was wholly owned by Solaris Holding Corporation (“Solaris”). On October 31, 2014, Solaris merged with SHC Merger Sub Inc. (“SHC”), a Delaware corporation (“First Merger”). Upon consummation of this First Merger, SHC ceased to exist and Solaris continued to be the sole surviving corporation of the First Merger. At this time, Solaris and SourceHOV Holdings, Inc. were merged, resulting in the common stock of Solaris becoming common stock of the Company. Immediately following the First Merger, the Company, BT Merger Sub Inc. (“BT”) and Pangea Acquisitions, Inc. (“Pangea”) merged (“Second Merger”). Upon consummation of the Second Merger, BT ceased to exist and Pangea became a wholly-owned subsidiary of the Company. As part of the transaction, the Company redeemed all preferred shares owned directly, or indirectly, by The Rohatyn Group (“TRG”) for $357.5 million, of which $353.0 million was paid on October 31, 2014 and the remaining $4.5 million is payable over two years. All remaining preferred holders in the Company converted their preferred shares into common shares of the Company, resulting in a change of control from a collaborative group to one affiliated group of entities. Shareholders of Pangea received common shares of the Company in exchange for their Pangea shares. In addition, all existing debt facilities of Pangea and Solaris were refinanced as part of the reorganization (the “Reorganization”). Because Pangea was controlled by the same shareholders that now control the Company at the date of the Reorganization, the merger with Pangea was reflected at carrying value.

The TransCentra Acquisition

On September 28, 2016, SourceHOV LLC acquired TransCentra Inc. (“TransCentra”), a wholly-owned subsidiary of FTS Parent, Inc. (“FTS”), a Delaware corporation. TransCentra is an outsourced biller, outsourced payment processor, and a provider of insourced imaging and payment processing platforms and software. TransCentra’s outsourced business operated through wholly-owned subsidiary Regulus Holding Inc. provides printing and payment processing to its customers. The outsourced business utilizes internally developed software to provide printing and remittance services to customers and is the predominant revenue contributor for TransCentra. TransCentra’s insourced business operated through wholly-owned subsidiary J&B Software, Inc. provides imaging and payment processing software to customers who choose to process their own remittances. TransCentra was incorporated in the State of Delaware on May 12, 2011 as Columbus Acquisition Corporation, Inc. and changed its name to TransCentra, Inc. via an amended and restated certificate of incorporation in December 2011. The acquisition was accounted for as a business combination using the acquisition method of accounting. Refer to Note 3—Business Combinations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts of the Company and subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from the date of acquisition. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, Consolidation and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States (“U.S.”) generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Key estimates and judgments relied upon in preparing these consolidated financial statements include revenue recognition for multiple element arrangements, allowance for doubtful accounts, income taxes, depreciation, amortization, employee benefits, equity-based compensation, contingencies, goodwill, intangible assets, fair value of assets and liabilities acquired in acquisitions, and liability valuations. The Company regularly assesses these estimates and records changes in estimates in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposited with financial institutions and liquid investments with original maturity dates equal to or less than three months. All bank deposits and money market accounts are considered cash and cash equivalents. The Company holds cash and cash equivalents at major financial institutions, which often exceed Federal Deposit Insurance Corporation insured limits. Historically, the Company has not experienced any losses due to such bank depository concentration.

Restricted Cash

As part of the Company’s legal claims processing service, the Company holds cash for various settlement funds once the fund is in the wind down stage and claims have been paid. The cash is used to pay tax obligations and other liabilities of the settlement funds. The Company recorded an offsetting liability in obligation for claim payment in the accompanying consolidated balance sheets for the settlement funds received of $25.9 million and $22.4 million at December 31, 2016 and 2015, respectively. Of the total amount of settlement funds received, $17.1 million and $20.3 million were not subject to legal restrictions on use as of December 31, 2016 and 2015, respectively. TransCentra maintains a collateral certificate of deposit account required by its insurance carrier for unsettled workers’ compensation claims. The Company records an offsetting liability in accrued compensation and benefits in the accompanying consolidated balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts. Revenue that has been earned but remains unbilled at the end of the period is recorded as a component of accounts receivable, net. The Company specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The Company writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it becomes probable that the receivable will not be collected.

Inventories

Inventories are valued at the lower of cost or market and include the cost of raw materials, labor, factory overhead, and purchased subassemblies. Cost is determined using the first-in, first-out and weighted average methods.

At least quarterly, the Company evaluates the carrying amount of inventory based on the identification of excess and obsolete inventory. The Company’s evaluation involves a multi factor approach incorporating the stratification of inventory by time held and by risk category, among other factors. The approach incorporates both recent historical information and management analysis of inventory usage. The Company’s approach is intended to take into consideration potential excess and obsolescence caused by a decreasing installed base, engineering changes and changes in manufacturing demands. If any of the factors of the Company’s estimate were to deteriorate, additional reserves may be required. The inventory reserve calculations are reviewed periodically and additional reserves are recorded as deemed necessary.

Property, Plant and Equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method (which approximates the use of the assets) over the estimated useful lives of the assets. When these assets are sold or otherwise disposed of, the asset and related depreciation is relieved, and any gain or loss is included in the consolidated statements of operations for the period of sale or disposal. Leasehold improvements are amortized over the lease term or the useful life of the asset, whichever is shorter. Assets under capital leases are amortized over the lease term unless ownership is transferred by the end of the lease or there is a bargain purchase option, in which case assets are amortized normally on a straight-line basis over the useful life that would be assigned if the assets were owned. The amortization of these capital lease assets is recorded in depreciation expense in the consolidated statements of operations. Repair and maintenance costs are expensed as incurred.

Intangible Assets

Customer Relationships

Customer relationship intangible assets represent customer contracts and relationships obtained as part of acquired businesses. Customer relationship values are estimated by evaluating various factors including historical attrition rates, contractual provisions and customer growth rates, among others. The estimated average useful lives of customer relationships range from three to 16 years depending on facts and circumstances. These intangible assets are primarily amortized based on undiscounted cash flows. The Company evaluates the remaining useful life of intangible assets on an annual basis to determine whether events and circumstances warrant a revision to the remaining useful life.

Trade Names

The Company has determined that its trade name intangible assets are indefinite-lived assets and therefore are not subject to amortization. The Company’s valuation of trade names at the reporting unit level utilizes the Relief-from-Royalty method that represents the present value of the future economic benefits generated by ownership of the trade names and approximates the amount that the Company would have to pay as a royalty to a third party to license such names.

Trademarks

The Company has determined that its trademark intangible assets resulting from the acquisition of TransCentra (See Note 3—Business Combinations) are definite-lived assets and therefore are subject to amortization. The Company amortizes trademarks on a straight-line basis over the estimated useful life, which is typically ten years.

Developed Technology

The Company has various developed technologies embedded in its technology platform. Developed technology is an integral asset to the Company in providing solutions to customers and is recorded as an intangible asset. The Company amortizes developed technology on a straight-line basis over the estimated useful life, which is typically five years.

Capitalized Software Costs

The Company capitalizes certain costs incurred to develop software products to be sold, leased or otherwise marketed after establishing technological feasibility in accordance with ASC section 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, and the Company capitalizes costs to develop or purchase internal-use software in accordance with ASC section 350-40, Intangibles—Goodwill and Other—Internal-Use Software. Significant estimates and assumptions include determining the appropriate period over which to amortize the capitalized costs based on estimated useful lives and estimating the marketability of the commercial software products and related future revenues. The Company amortizes capitalized software costs on a straight-line basis over the estimated useful life, which is typically five years.

Outsourced Contract Costs

Costs of outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed on a straight-line basis over the estimated contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities and can be separated into two principal categories: contract commissions and transition/set-up costs. Examples of such capitalized costs include hourly labor and related fringe benefits and travel costs.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, including trade names, trademarks, customer relationships, developed technology, capitalized software costs, outsourced contract costs and property, plant and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows based in part on our financial results and our expectation of future performance.

The Company did not record any material impairment related to its property, plant, and equipment, customer relationships, developed technology, capitalized software, outsourced contract costs or trademarks for the years ended December 31, 2016, 2015, and 2014.

Trade name impairment

The Company experienced a decline in revenues for the LLPS reporting unit during the year ended December 31, 2014. The decline in revenues resulted from a loss of a major customer and the Company’s inability to replace the revenues with new customers. The Company completed the analysis as of the annual impairment testing date of October 1, 2014, and determined that the carrying value of LLPS trade name exceeded the fair value, and recorded an impairment charge of $16.6 million. Fair value of the trade name was determined using the Relief-from-Royalty method of the Income Approach. The impairment charge resulted in a decrease to the carrying value of the LLPS trade name and is included within Impairment of goodwill and intangible assets in the consolidated statement of operations for the year ended December 31, 2014. The Company did not record any impairment related to its trade names for the years ended December 31, 2016 and 2015. Refer to Note 7—Intangibles Assets and Goodwill.

Goodwill

Goodwill represents the excess purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Company’s reporting units are at the operating segment level, which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method.

The Company conducts its annual goodwill impairment tests on October 1st of each year, or more frequently if indicators of impairment exist. When performing the annual impairment test, the Company has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would be required to perform a quantitative impairment test for goodwill. Goodwill is tested for impairment using a two-step process at the reporting unit level. In the first step, the fair value of each reporting unit is determined and compared to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. If the implied fair value of goodwill at the reporting unit level is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of goodwill at the reporting unit is less than its carrying value. The Company uses a market multiples approach to determine the reporting unit fair value. During the year ended December 31, 2014, due to a decline in revenues for the LLPS reporting unit, the Company recorded an impairment charge of $137.9 million. No impairment charges were recorded for the years ended December 31, 2015 and 2016. Refer to Note 7—Intangibles Assets and Goodwill.

Benefit Plan Accruals

The Company has defined benefit plans in the U.K. and Germany, under which participants earn a retirement benefit based upon a formula set forth in the plan. The Company records expense related to this plan using actuarially determined amounts that are calculated under the provisions of ASC 715, Compensation—Retirement Benefits. Key assumptions used in the actuarial valuations include the discount rate, the expected rate of return on plan assets and the rate of increase in future compensation levels. Refer to Note 10—Employee Benefit Plans.

Leasing

Leases are classified as capital leases whenever the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. Assets held under a capital lease are initially recognized as assets of the Company at their fair value at the inception of the lease, or if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the other long-term obligations in the consolidated balance sheets. Operating lease payments are initially recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits from the leased asset are consumed.

Equity-Based Compensation

Equity-based awards may be granted to certain employees, officers, directors, consultants and advisors of the Company. Compensation expense for equity-based awards is measured at the fair value of the awards at the grant date and recognized as compensation expense on a straight-line basis over the vesting period. The fair value of the awards on the grant date is determined using the Enterprise Value (“EV”) model. Refer to Note 13—Equity-Based Compensation.

Revenue Recognition

The majority of the Company’s revenues are comprised of: (1) ITPS, (2) HS offerings, (3) LLPS solutions, and (4) some combination thereof. Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is probable. Delivery does not occur until services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

ITPS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed, licensing and maintenance fees for technology sales, and a mix of fixed management fee and transactional revenue for document logistics and location services. HS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed for healthcare payers and providers. LLPS revenues are primarily based on a time and materials pricing as well as through transactional services priced on a per item basis.

If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. Revenue from time and materials arrangements is recognized as the services are performed.

The Company records deferred revenue when it receives payments or invoices in advance of the delivery of products or the performance of services. The deferred revenue is recognized into earnings when underlying performance obligations are achieved.

The Company includes reimbursements from clients, such as postage costs, in revenue, while the related costs are included in cost of revenue in the consolidated statement of operations.

Multiple Element Arrangements

Certain of the Company’s revenue is generated from multiple element arrangements involving various combinations. The deliverables within these arrangements are evaluated at contract inception to determine whether they represent separate units of accounting, and if so, contract consideration is allocated to each deliverable based on relative selling price. The relative selling price of each deliverable within these arrangements is determined using vendor specific objective evidence (“VSOE”) of fair value, third-party evidence or best estimate of selling price. Revenue is then recognized in accordance with the appropriate revenue recognition guidance applicable to the respective elements.

If the multiple element arrangements criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis over the period of delivery or being deferred until the earlier of when such criteria are met or when the last element is delivered.

Research and Development

Research and development costs are expensed as incurred. Research and development costs expensed for the years ended December 31, 2016, 2015 and 2014 were $2.3 million, $1.7 million and $0.3 million, respectively.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2016, 2015 and 2014, were $1.1 million, $0.8 million and $0.7 million, respectively.

Income Taxes

The Company accounts for income taxes by using the asset and liability method. The Company files US consolidated income tax returns which will include the post-acquisition taxable income of Pangea’s and TransCentra’s US legal entities. The Company accounts for income taxes regarding uncertain tax positions and recognized interest and penalties related to uncertain tax positions in income tax benefit/ (expense) in the consolidated statements of operations.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies

Deferred income taxes are recognized on the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as determined under tax laws and rates. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. Due to numerous ownership changes, the Company is subject to limitations on existing net operating losses under Section 382 of the Internal Revenue Code (the Code). Accordingly, valuation allowances have been established against a portion of the net operating losses to reflect estimated Section 382 limitations. The Company also considered net operating losses not limited by Section 382. The Company did not consider future book income as a source of taxable income when assessing if a portion of the deferred tax assets are more likely than not to be realized. However, scheduling the reversal of existing deferred tax liabilities indicated that a portion of the deferred tax assets are likely to be realized. Therefore, valuation allowances were established against some, but not all, of the Company’s deferred tax assets. In the event the Company determines that it would be able to realize deferred tax assets that have valuation allowances established, an adjustment to the deferred tax assets would be recognized as component of income tax expense through continuing operations.

The Company engages in transactions (i.e. acquisitions) in which the tax consequences may be subject to uncertainty and examination by the varying taxing authorities. Significant judgment is required by the Company in assessing and estimating the tax consequences of these transactions. While the Company’s tax returns are prepared and based on the Company’s interpretation of tax laws and regulations, in the normal course of business the tax returns are subject to examination by the various taxing authorities. Such examinations may result in future assessments of additional tax, interest and penalties. For purposes of the Company’s income tax provision, a tax benefit is not recognized if the tax position is not more likely than not to be sustained based solely on its technical merits. Considerable judgment is involved in determining which tax positions are more likely than not to be sustained. Refer to Note 9—Income Taxes for further information.

Loss Contingencies

The Company reviews the status of each significant matter, if any, and assess its potential financial exposure considering all available information including, but not limited to, the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to loss contingencies, accruals are based only on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to its pending claims and litigation, and may revise its estimates. These revisions in the estimates of the potential liabilities could have a material impact on the results of operations and financial position.

Foreign Currency Translation

The functional currency for the Company’s production operations located in India, Philippines, China, and Mexico is the United States dollar. Included in other expense as “Sundry expense (income), net” in the consolidated statements of operations are net exchange losses of $0.7 million, net exchange losses of $3.2 million and net exchange gains of $2.2 million for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively.

The Company has determined all other international subsidiaries’ functional currency is the local currency. These assets and liabilities are translated at exchange rates in effect at the balance sheet date while income and expense amounts are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are disclosed as a separate component of other comprehensive income (loss).

Business Combinations

The Company includes the results of operations of the businesses acquired as of the respective dates of acquisition. The Company allocates the fair value of the purchase price of acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Fair Value Measurements

The Company records the fair value of assets and liabilities in accordance with ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

In addition to defining fair value, ASC 820 expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1—	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2—

quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3—	unobservable inputs reflecting Management’s own assumptions about the inputs used in pricing the asset or liability at fair value.

Refer to Note 12—Fair Value Measurement for further discussion.

Recently Adopted Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) No. 2015-16, Business Combinations (ASC 740): Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this ASU eliminate the requirement to retrospectively account for provisional amounts recognized in a business combination. The ASU is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The adoption did not have any impact on the Company’s disclosure for business combinations nor financial position.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The new guidance does not change the existing requirement that prohibits offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. Early adoption is permitted and the standard may be applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. The Company early adopted ASU 2015-17 during the fourth quarter of fiscal year 2016 on a retrospective basis. Upon adoption of ASU No. 2015-17, current deferred tax assets of approximately $9.8 million in the Company’s December 31, 2015 consolidated balance sheet were reclassified as non-current.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606). Under the update, revenue will be recognized based on a five-step model. The core principle of the model is that revenue will be recognized when the transfer of promised goods or services to customers is made in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date by one year (ASU No. 2015-14). This ASU will now be effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017. Early adoption is permitted, but not before the original effective date of December 15, 2016. Since the issuance of the original standard, the FASB has issued several other subsequent updates including the following: 1) clarification of the implementation guidance on principal versus agent considerations (ASU 2016-08); 2) further guidance on identifying performance obligations in a contract as well as clarifications on the licensing implementation guidance (ASU 2016-10); 3) rescission of several SEC Staff Announcements that are codified in ASC 605 (ASU 2016-11); 4) additional guidance and practical expedients in response to identified implementation issues (ASU 2016-12); and 5) technical corrections and improvements (ASU 2016-20). The new standard will be effective for us beginning January 1, 2018. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (842). This ASU increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this ASU are effective for fiscal years beginning after December 31, 2018 and interim periods within those fiscal years and early application is permitted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (ASC 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The ASU changes how companies account for certain aspects of equity-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230). The ASU clarifies the classification of certain cash receipts and cash payments in the statement of cash flows, including debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds, and distributions from certain equity method investees. The ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash. (ASC 230). The ASU addresses diversity in practice that exists in the classification and presentation of changes in restricted cash and requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2017. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (ASC 805). The ASU clarifies the definition of a business and provides guidance on evaluating as to whether transactions should be accounted for as acquisitions (or disposals) of assets or business combinations. The definition clarification as outlined in this ASU affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of the ASU are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (ASC 350). The ASU simplifies the measurement of goodwill impairment by removing step 2 of the goodwill impairment test, which requires the determination of the fair value of individual assets and liabilities of a reporting unit. The ASU requires goodwill impairment to be measured as the amount by which a reporting unit’s carrying value exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied on a prospective basis. The ASU is effective for fiscal years beginning after December 15, 2019 with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

Concentration of Credit Risk

Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents and certain other financial instruments with highly rated financial institutions and limits the amount of credit exposure with any one financial institution. From time to time, the Company assesses the credit worthiness of its customers. Credit risk on trade receivables is minimized because of the large number of entities comprising the Company’s client base and their dispersion across many industries and geographic areas. The Company generally has not experienced any material losses related to receivables from any individual customer or groups of customers. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable, net. The Company does not have any significant customers that account for 10% or more of the total consolidated revenues.

Operations

A portion of the Company’s labor and operations is situated outside of the United States in India and other locations. The carrying value of long-lived assets that are situated outside of the United States is approximately $26.3 million and $21.8 million as of December 31, 2016 and 2015, respectively.

3. Business Combinations

TransCentra Acquisition

On July 27, 2015, the Company made a strategic payment of $12.8 million that provided it with the option to acquire TransCentra, a US-based provider of billing, remittance processing and processing software and consulting solutions primarily in the financial services, insurance, utilities, healthcare and telecom industries. On September 28, 2016, the Company exercised this option and acquired all of the outstanding shares of privately held FTS, which owns 100% of TransCentra. The acquisition extends the Company’s reach in the billing, payment and software services market primarily in the financial services, insurance, utilities, healthcare and telecom industries. The acquisition was accounted for as a business combination. The acquired assets and assumed liabilities were recorded at their estimated fair values. The Company expects to realize revenue synergies, leverage and expand the existing TransCentra sales channels, and utilize the existing workforce. The Company also anticipates opportunities for growth through the ability to leverage additional future services and capabilities. These factors, among others, contributed to a purchase price in excess of the estimated fair value of TransCentra’s identifiable net liabilities assumed, and as a result, the Company has recorded goodwill in connection with this acquisition. The Company engaged a third-party valuation firm to aid management in its analyses of the fair value of the acquired business. All estimates, key assumptions, and forecasts were either provided by or reviewed by the Company. While the Company chooses to utilize a third-party valuation firm, the fair value analyses and related valuations represent the conclusions of management and not the conclusions or statements of any third party.

The purchase price allocation for the TransCentra business combination is preliminary and subject to change within the respective measurement period which will not extend beyond one year from the acquisition date. Measurement period adjustments will be recognized in the reporting period in which the adjustment amounts are determined.

The following table summarizes the consideration paid for TransCentra and the preliminary fair value of the assets acquired and liabilities assumed at the acquisition date on September 28, 2016:

Cash and equivalents	$3,351
Restricted cash	175
Accounts receivable	16,790
Inventories	387
Prepaid expenses	3,215
Other current assets	2,306
Property, plant and equipment, net	4,412
Goodwill	13,558
Intangible assets	37,590
Other noncurrent assets	567
Total identifiable assets acquired	$82,351
Accounts payable	10,214
Affiliate payable	275
Income tax payable	11
Accrued liabilities	5,415
Accrued compensation and benefits	1,420
Customer deposits	3,446
Deferred revenue	3,369
Current portion of capital lease obligations	236
Current portion of long-term debt	11,000
Deferred tax liability	3,527
Other non-current liabilities	500
Capital lease obligations, net of current maturities	217
Long-term debt	29,911
Total liabilities assumed	69,541
Cash consideration	12,810
$82,351

The identifiable intangible assets include customer relationships, developed software, and trademarks. Customer relationships were valued using the Income Approach, specifically the Multi-Period Excess Earnings method. Developed software and trademarks were valued using the Income Approach, specifically the Relief-from-Royalty method.

	Weighted Average Useful Life (in Years)	Fair value
Customer relationships	8.2	$28,640
Developed technology	7.4	3,580
Trademark	10.0	5,370
		$37,590

The tax deductible goodwill from the acquisition was $32.4 million, which was carried over from the tax basis of the seller. Since the acquisition date of September 28, 2016, $33.3 million of revenue and $1.5 million of net income are included in consolidated revenues and net loss, respectively, for TransCentra. These results are included in the ITPS segment.

Following are the supplemental consolidated results of the Company on an unaudited pro forma basis, as if the acquisition had been consummated on January 1, 2015:

	December 31,
	2016	2015
Pro forma revenues	$891,596	$957,098
Pro forma net loss	(48,470)	(55,578)
Pro forma basic loss per share	$(335.67)	$(384.89)

These pro forma results were based on estimates and assumptions, which the Company believe are reasonable. They are not the results that would have been realized had the Company been a combined company during the periods presented and are not necessarily indicative of our consolidated results of operations in future periods. The pro forma results include adjustments primarily related to purchase accounting adjustments. Acquisition costs and other non-recurring charges incurred are included in the earliest period presented.

4. Accounts Receivable

Accounts receivable, net consist of the following:

	December 31,
	2016	2015
Billed receivables	$116,148	$120,768
Unbilled receivables	20,982	22,306
Other	4,510	5,252
Less: Allowance for doubtful accounts	(3,219)	(3,164)
	$138,421	$145,162

Unbilled receivables represent balances recognized as revenue that have not been billed to the customer. The Company’s allowance for doubtful accounts is based on a policy developed by historical experience and management judgment. Adjustments to the allowance for doubtful accounts may occur based on market conditions or specific client circumstances.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2016	2015
Prepaids	$10,906	$10,013
Deposits	1,296	1,501
	$12,202	$11,514

6. Property, Plant and Equipment, Net

Property, plant, and equipment, which include assets recorded under capital leases, are stated at cost less accumulated depreciation and amortization, and consist of the following:

		December 31,
	Estimated Useful Lives (in Years)	2016	2015
Land	N/A	$7,637	$7,904
Buildings and improvements	7 - 40	16,989	12,893
Leasehold improvements	Lesser of the useful life or lease term	31,342	25,381
Vehicles	5 - 7	784	812
Machinery and equipment	5 - 15	23,297	21,093
Computer equipment and software	3 - 8	98,544	88,977
Furniture and fixtures	5 - 15	5,007	4,935
		183,600	161,995
Less: Accumulated depreciation and amortization		(102,000)	(83,692)
Property, plant and equipment, net		$81,600	$78,303

Depreciation expense related to property, plant and equipment was $22.8 million, $27.4 million and $24.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

As of December 31, 2016 and 2015, equipment held under capital leases had a gross cost of $29.8 million and $27.5 million, respectively. Accumulated amortization of equipment held under capital leases as of December 31, 2016 and 2015 was $13.2 million and $14.7 million, respectively. Amortization of assets held under capital leases is included within depreciation expense.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

7. Intangibles Assets and Goodwill

Intangibles

Intangible assets are stated at cost or acquisition-date fair value less accumulated amortization and consists of the following:

	December 31, 2016
	Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	$274,643	$(100,172)	$174,471
Outsource contract costs	27,619	(7,378)	20,241
Developed technology	89,076	(59,539)	29,537
Internally developed software	16,742	(858)	15,884
Trademarks	5,370	(134)	5,236
Trade names(b)	53,370	—	53,370
	$466,820	$(168,081)	$298,739

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Intangible Asset, net
Customer relationships	$246,003	$(70,110)	$175,893
Outsource contract costs	12,984	(3,690)	9,294
Developed technology	85,497	(42,160)	43,337
Internally developed software	3,678	(343)	3,335
Trade names(b)	53,370	—	53,370
	$401,532	$(116,303)	$285,229

(a)                                 Amounts include intangibles acquired in the TransCentra acquisition. See Note 3—Business Combinations.

(b)                                 Trade names are indefinite-lived assets and therefore are not amortizable.

Aggregate amortization expense related to intangibles was $56.8 million, $48.0 million and $41.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Estimated intangibles amortization expense for the next five years and thereafter consists of the following as follows:

Estimated Amortization Expense
2017	$61,902
2018	50,361
2019	31,861
2020	23,824
2021	22,229
Thereafter	55,192
$245,369

Goodwill

Goodwill by reporting segment consists of the following:

	Goodwill	Additions		Currency translation adjustments	Impairment		Goodwill
ITPS	$85,022	$61,131	(a)	$—	$—		$146,153
HS	86,786	—		—	—		86,786
LLPS	264,950	—		15	(137,854	)(c)	127,111
Balance as of January 1, 2015	$436,758	$61,131		$15	$(137,854)		$360,050
ITPS	146,153			(591)	—		145,562
HS	86,786	—		—	—		86,786
LLPS	127,111	—		—	—		127,111
Balance as of December 31, 2015	$360,050	$—		$(591)	$—		$359,459
ITPS	145,562	13,558	(b)	274	—		159,394
HS	86,786	—		—	—		86,786
LLPS	127,111	—		—	—		127,111
Balance as of December 31, 2016	$359,459	$13,558		$274	$—		$373,291

(a)                                 Refer to Note 1—Description of Business for details of the reorganization with Pangea.

(b)                                 Refer to Note 3—Business Combinations for details of the acquisition of TransCentra.

(c)                                  The carrying amount of goodwill for all periods presented was net of accumulated impairment of $137.9 million recorded during the year ended December 31, 2014. Refer to Note 2—Basis of Presentation and Summary of Significant Accounting Policies for details of the impairment of goodwill.

8. Long-Term Debt and Credit Facilities

Long-term obligations, net of original issue discounts and debt issuance costs, consist of the following:

	December 31,
	2016	2015
First lien revolving credit facility(a)	$63,337	$62,039
First lien secured term loan(b)	687,884	717,233
Second lien secured term loan(c)	236,344	233,309
TransCentra revolving credit facility	5,000	—
TransCentra term loan	19,250	—
FTS unsecured term loan	15,911	—
Other(d)	11,609	7,814
Total debt	1,039,335	1,020,395
Less: Current portion of long-term debt	(55,833)	(45,253)
Long-term debt, net of current maturities	$983,502	$975,142

(a)                                 Net of unamortized debt issuance costs of $2.3 million and $3.1 million as of December 31, 2016 and 2015, respectively.

(b)                                 Net of unamortized original issue discount and debt issuance costs of $14.6 million and $14.2 million and $19.4 million and $19.0 million as of December 31, 2016 and 2015, respectively.

(c)                                  Net of unamortized original issue discount and debt issuance costs of $7.3 million and $6.3 million and $9.0 million and $7.7 million as of December 31, 2016 and 2015, respectively.

(d)                                 Other debt represents the Company’s outstanding loan balances associated with various hardware and software purchases along with loans entered into by subsidiaries of the Company.

Credit Facilities

In connection with the Reorganization on October 31, 2014, the Company obtained new credit facilities aggregating to $1,105.0 million and used the proceeds to extinguish its previous credit facilities, pay related acquisition costs, pay former majority shareholders and retire Pangea credit facilities. The Company incurred an $18.6 million loss on the extinguishment of debt.

First and Second Lien Secured Term Loans

The financing obtained as part of the Reorganization included a first lien secured term loan of $780.0 million due October 2019 and a second lien secured term loan of $250.0 million due April 2020. The Company has the option to choose interest rates based on the 1) base rate (as defined), subject to a floor of 2.0% per annum, or 2) the Eurocurrency rate, subject to a floor of 1.0% per annum, plus an applicable margin for each rate, respectively. The Company’s interest rates were 7.75% and 11.50% for the first and second lien secured term loans, respectively, as of December 31, 2016.

Revolving Credit Facility and Swing Line Loans

A first lien revolving credit facility of $75.0 million due October 2019 was also obtained as part of the Reorganization. The Company borrowed $9.5 million from the revolver on October 31, 2014 as part of effecting the Reorganization. As of December 31, 2016, the first lien revolving credit facility was fully drawn based on the outstanding balance under the credit facility and outstanding letters of credit of $9.3 million. The Company’s interest rate on the first lien revolving credit facility was 7.75% as of December 31, 2016.

The Company’s interest rate on the swing-line loans was 9.5% as of December 31, 2016. The swing-line loans are part of, and not in addition to, the revolving credit facility of $75.0 million. The assets of the Company secure the liens. The swing-line loans outstanding balance of $0.5 million and $4.1 million at December 31, 2016 and 2015, respectively, is included in the outstanding balance of $63.3 million and $62.0 million of the first lien revolving credit facility at December 31, 2016 and 2015, respectively.

As of December 31, 2016 and 2015, the Company had outstanding irrevocable letters of credit totaling approximately $9.3 million and $9.8 million, respectively, under the revolving credit facility. As December 31, 2016, these letters of credit consisted of approximately $7.1 million related to security for the Company’s self-insured workers’ compensation program and approximately $2.2 million for the landlord in Irving, a reduction of $0.6 million and increase of $0.1 million, respectively, compared to the prior year as of December 31, 2015. Letter of credit commitment fees on commitments outstanding of 6.75% per annum are payable quarterly.

TransCentra Term Loan, TransCentra Revolving Credit Facility and FTS Term Loan

On September 28, 2016, the Company assumed $25.0 million and $15.9 million in debt in connection with the acquisition of TransCentra and FTS, respectively (Note 3—Business Combinations). The TransCentra debt consists of a $20.0 million term loan due June 2021 and a $5.0 million revolving credit facility due June 2018. The term loan and revolving credit facility bear interest at LIBOR plus 5.56%, subject to a LIBOR floor of 6.00%, and LIBOR plus 4.31%, subject to a LIBOR floor of 4.75%, respectively, per annum where LIBOR is currently 0.77%. All the assets of TransCentra secure the term loan. As of December 31, 2016, the TransCentra revolving credit facility was fully drawn. The FTS debt consists of a $15.9 million unsecured term loan due June 2018. The FTS debt bears interest at Base Rate plus 1.00% per annum where Base Rate is presently 3.75%. The FTS debt is guaranteed by the Company.

Debt Issuance Costs

The October 31, 2014 credit facilities were issued at a discount of $35.4 million and the Company incurred debt issuance costs of $37.4 million. Both the original issue discount and debt issuance costs are amortized to interest expense over the remaining periods to maturity using the effective interest rate. The credit facilities and TransCentra term loan contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to incur additional indebtedness, create liens on assets, pay dividends or other distributions, engage in certain transactions with affiliates, make investments, sell assets, engage in mergers or consolidations, and precludes the Company from exceeding leverage and fixed charge coverage ratios, as individual defined. Additionally, the covenants of the credit facilities require a percentage of annual excess cash flow, as defined in the agreement, to be used to pay down the term loans beginning with the period ending December 31, 2015.

As of December 31, 2016, maturities of long-term debt are as follows:

Maturity
2017	$55,833
2018	60,565
2019	708,785
2020	254,865
2021	3,947
Total long-term debt	1,083,995
Less: Unamortized discount and debt issuance costs	(44,660)
$1,039,335

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

9. Income Taxes

The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

For financial reporting purposes, income/ (loss) before income taxes includes the following components:

	Year ended December 31,
	2016	2015	2014
United States	$(71,171)	$(79,054)	$(241,701)
Foreign	11,281	7,338	6,063
	$(59,890)	$(71,716)	$(235,638)

The provision for federal, state, and foreign income taxes consists of the following:

	Year ended December 31,
	2016	2015	2014
Federal
Current	$—	$(63)	$(396)
Deferred	(8,961)	(27,931)	(36,311)
State
Current	830	1,203	919
Deferred	(2,740)	(2,696)	(1,765)
Foreign
Current	3,112	(774)	(608)
Deferred	(4,028)	3,449	158
Income tax benefit	$(11,787)	$(26,812)	$(38,003)

The differences between income taxes expected by applying the U.S. federal statutory tax rate of 35% and the amount of income taxes provided are as follows:

	Year ended December 31,
	2016	2015	2014
Tax at statutory rate	$(20,962)	$(25,101)	$(82,473)
Add (deduct)
State income taxes	1,483	905	(3,611)
Foreign income taxes	(1,356)	2,654	(3,635)
Tax credits	(505)	(550)	(695)
Return to provision	(2,613)	2,395	2,106
Permanent book to tax expenses	4,405	(172)	408
Goodwill impairment	—		49,977
Unremitted earnings	1,686
Unrecognized tax benefits	—	(63)	(396)
State valuation allowance	(3,665)	(846)	(12)
Federal valuation allowance	14,070	(3,486)	589
International valuation allowance	(4,330)	(2,548)	(261)
Benefits from income taxes	$(11,787)	$(26,812)	$(38,003)

Included in the 2014 pretax loss was $138 million of impairment related to goodwill. With the exception of an insignificant amount, the Company has no tax basis in the goodwill and accordingly is not recognizing a tax benefit on the nondeductible portion.

The components of deferred income tax liabilities and assets are as follows:

	Year ended December 31,
	2016	2015
Deferred income tax liabilities:
Book over tax basis of intangible assets	$(112,024)	$(108,404)
Book over tax basis of fixed assets		(3,263)
Deferred income	—	(1,089)
Unremitted foreign earnings	(1,686)	—
Other, net	(7,781)	(6,071)
Total deferred income tax liabilities	$(121,491)	$(118,827)
Deferred income tax assets:
Allowance for doubtful accounts and receivable adjustments	$2,112	$1,889
Tax over book basis of intangible assets	3,010	3,116
Tax over book basis of fixed assets	595	—
Inventory	3,076	3,572
Accrued liabilities	9,554	9,294
Tax credit carryforwards	4,469	4,542
Net operating loss carryforwards	227,757	198,829
Tax deductible goodwill	6,806	—
Other, net	18,364	15,181
Total deferred income tax assets	$275,743	$236,423
Valuation allowance	(170,821)	(147,758)
Total net deferred income tax liabilities	$(16,569)	$(30,162)

Gross deferred tax assets were reduced by valuation allowances. Approximately $141 million and $6 million of the valuation allowance relates to federal and state limitations on the utilization of net operating losses due to numerous changes in ownership. The remaining $23 million of the valuation allowance relates to net operating losses that are not realizable. As a result of the Company’s cumulative history of losses in the US and certain other foreign jurisdictions, the Company is unable to use forecasted income to support the realizability of net operating loss assets. Consequently, the Company is only able to net operating loss assets to the extent that net deferred tax liabilities reverse prior to the expiration of the net operating losses. The net change during the year in the total valuation allowance balance was an increase of $23 million related to the increase in net operating loss assets during the year and the change in net deferred tax liabilities available to support the realizability of such assets. Of this amount, $6.2 million, net, was recognized to Continuing Operations and $16.9 million was recorded to goodwill in connection with the TransCentra acquisition. The current year increase was partially offset by a reversal of valuation allowance of net operating loss carryforwards in a German subsidiary.

Section 382 of the Internal Revenue Code of 1986, as amended (the Code), limits the amount of U.S. tax attributes (net operating loss and tax credit carryforwards) following a change in ownership. The Company has determined that an ownership change occurred under Section 382 on April 3, 2014 and October 31, 2014 for the Pangea group and on October 31, 2014 for the SourceHOV Holdings group. The Section 382 limit that applied to the historic SourceHOV LLC group is greater than the net operating losses and tax credits generated in the predecessor periods. Therefore, no additional valuation allowances were established relating to Section 382 limitations other than the pre-2011 Section 382 limitations that applied. The Section 382 limitations significantly limit the pre-acquisition Pangea net operating losses. Accordingly, upon the October 31, 2014 change in control, most of the historic Pangea federal net operating losses were limited and a valuation allowance has been established against the related deferred tax asset. Following the filing of the October 31, 2014, Pangea federal tax returns and further Section 382 analysis, management finalized the amount of the limitation and as a result, approximately $3.5 million of the valuation allowance was released. Management has concluded that the U.S. tax attributes after Section 382 limitations were applied are more likely than not to be realized. With regard to Pangea’s foreign subsidiaries, it was determined that most deferred tax assets are not likely to be realized and valuation allowances have been established.

Included in deferred tax assets are federal, foreign and state net operating loss carryforwards, federal general business credit carryforwards and state tax credit carryforwards due to expire beginning in 2017 through 2036. As of December 31, 2016, the Company has federal and state income tax net operating loss (NOL) carryforwards of $587 million and $290 million, which will expire at various dates from 2017 through 2036. Such NOL carryforwards expire as follows:

	Federal NOL	State and Local NOL
2017 - 2020	$114,969	$31,485
2021 - 2025	80,880	79,355
2026 - 2036	390,747	179,186
	$586,596	$290,026

As of December 31, 2016, the Company has foreign net operating loss carryforwards of $31 million, $7 million of which were generated by BancTec Holding N.V. and BancTec B.V., and will expire at various dates from 2017 through 2025, and the rest of which can be carried forward indefinitely.

Since the 2014 Reorganization did not result in a new tax basis of assets and liabilities for the Company, some of the goodwill continues to be deductible over the remaining amortization period for tax purposes. At December 31, 2016, approximately $43.8 million of the Company goodwill is tax deductible, $11.4 million of which is carried over from the 2014 Reorganization. Additionally, the Company has tax deductible goodwill of $32.4 million in connection with the TransCentra acquisition. This amount was related to the tax basis carried over from the seller.

The Company adopted the provision of accounting for uncertainty in income taxes in the Topic of the ASC 740. ASC 740 clarifies the accounting for uncertain tax positions in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on tax returns. The total amount of unrecognized tax benefits, including interest and penalties, at December 31, 2016 is $1.0 million, and if recognized $0.5 million would benefit the effective tax rate. Total accrued interest and penalties recorded on the Consolidated Balance Sheet were $2.6 million and $2.6 million at December 31, 2016 and 2015, respectively. The total amount of interest and penalties recognized in the Consolidated Statement of Operations at December 31, 2016 was $0 million. The Company does not anticipate a significant change in the amount of unrecognized tax benefits during 2017.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	Year ended December 31,
	2016	2015	2014
Unrecognized Tax Benefits—January 1	$1,287	$2,760	$4,834
Gross increases—tax positions in prior period
Gross decreases—tax positions in prior period	(31)	(916)	(1,529)
Gross increases—tax positions in current period	45	70	387
Settlement	(103)	(110)	(726)
Lapse of statute of limitations	(199)	(517)	(206)
Unrecognized Tax Benefits—December 31	$999	$1,287	$2,760

The Company files income tax returns in the U.S. and various state and foreign jurisdictions. The statute of limitations for U.S. purposes is open for tax years ending on or after December 31, 2012, However, NOLs generated in years prior to 2012 and utilized in future periods may be subject to examination by U.S. tax authorities. State jurisdictions that remain subject to examination are not considered significant. The Company has significant foreign operations in India and Europe. The Company may be subject to examination by the India tax authorities for tax periods ending on or after March 31, 2010.

The Company currently does not repatriate earnings from its European foreign subsidiaries. U.S. income and foreign withholding taxes have not been recorded on the European foreign subsidiaries aggregating approximately $44.6 million at December 31, 2016. The Company believes the determination of the amount of the unrecognized deferred U.S. income tax liability with respect to such earnings is not practicable. Historically, the Company did not indefinitely reinvest earnings in China. Additionally, as of December 31, 2016, the Company determined that approximately $4.8 million of undistributed net earnings related to certain foreign subsidiaries in India, Mexico, Canada and Philippines will no longer be indefinitely reinvested. Accordingly, the Company recognized a $1.68 million deferred tax liability related to the incremental U.S. tax that would be realized on such income.

10. Employee Benefit Plans

German Pension Plan

The Company’s subsidiary in Germany provides pension benefits to retirees. Employees eligible for participation includes all employees who started working for the Company prior to September 30, 1987 and have finished a qualifying period of at least 10 years. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

U.K. Pension Plan

The Company’s subsidiary in the United Kingdom provides pension benefits to retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to October 2001. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

Funded Status

The change in benefit obligations, the change in the fair value of the plan assets and the funded status of the Company’s pension plans (except for the German pension plan which is unfunded) and the amounts recognized in the Company’s consolidated financial statements are as follows:

	Year ended December 31,
	2016	2015
Change in Benefit Obligation:
Benefit obligation at beginning of period	$76,569	$83,444
Service cost	11	736
Interest cost	2,667	2,926
Plan participants’ contributions	—	310
Actuarial loss	19,330	(5,527)
Plan curtailment	—	(258)
Benefits paid	(2,042)	(1,182)
Foreign-exchange rate changes	(14,215)	(3,880)
Benefit obligation at end of year	$82,320	$76,569
Change in Plan Assets:
Fair value of plan assets at beginning of period	$55,909	$55,133
Actual return on plan assets	6,790	2,157
Employer contributions	1,770	2,184
Plan participants’ contributions	—	310
Benefits paid	(2,031)	(1,175)
Foreign-exchange rate changes	(9,900)	(2,700)
Fair value of plan assets at end of year	52,538	55,909
Funded status at end of year	$(29,782)	$(20,660)
Net amount recognized in the Consolidated Balance Sheets:
Accrued compensation and benefits(a)	$(1,479)	(1,467)
Pension liability(b)	$(28,303)	$(19,193)
Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	(12,339)	(5,076)
Net plan amendment gain
Prior service cost
Net amount recognized in accumulated other comprehensive loss	$(12,339)	$(5,076)
Plans with underfunded or non-funded accumulated benefit obligation:
Aggregate projected benefit obligation	$82,320	$76,569
Aggregate accumulated benefit obligation	$82,320	$76,569
Aggregate fair value of plan assets	$52,538	$55,909

(a)                                 Germany pension represents only a portion of the accrued compensation and benefits balance in the face of the consolidated balance sheet.

(b)                                 Consolidated balance of $28,712 and $19,415 includes UK pension of $28,303 and $19,193, respectively, and minimum regulatory benefit for a Philippines legal entity.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

10. Employee Benefit Plans

For the years ended December 31, 2016 and 2015, the Company recorded actuarial losses of $12.34 million and $5.08 million, respectively, which is net of a deferred tax benefit of $2.5 million and $1.5 million, respectively.

Amounts in Accumulated Other Comprehensive Loss Expected to be Recognized in Net Periodic Benefit Costs in 2017

The liability recorded on the Company’s consolidated balance sheets representing the net unfunded status of this plan is different than the cumulative expense recognized for this plan. The difference relates to losses that are deferred and that will be amortized into periodic benefit costs in future periods. These unamortized amounts are recorded in Accumulated Other Comprehensive Loss in the consolidated balance sheets.

As of December 31, 2016, the estimated pre-tax amount that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next year will be net actuarial loss of $2.0 million and prior service cost of ($0.1) million.

Pension and Postretirement Expense

The components of the net periodic benefit cost are as follows:

	Year ended December 31,
	2016	2015	2014
Service cost	$11	$735	$124
Interest cost	2,667	2,926	592
Expected return on plan assets	(2,623)	(2,696)	(542)
Curtailment recognized	—	(258)	—
Amortization:	—	—	—
Amortization of prior service cost	(141)	(159)	(29)
Amortization of net (gain) loss	891	1,426	104
Net periodic benefit cost	$805	$1,974	$249

Valuation

The Company uses the corridor approach and projected unit credit method in the valuation of its defined benefit plans for the UK and Germany, respectively. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plan, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over 15 years. Similarly, the Company used the Projected Unit Credit Method for the German Plan, and evaluated the assumptions used to derive the related benefit obligations consisting primarily of financial and demographic assumptions including commencement of employment, biometric decrement tables, retirement age, staff turnover. The projected unit credit method determines the present value of the Company’s defined benefit obligations and related service costs by taking into account each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately in building up the final obligation. Benefit is attributed to periods of service using the plan’s benefit formula, unless an employee’s service in later years will lead to a materially higher of benefit than in earlier years, in which case a straight-line basis is used.

The following tables set forth the principal weighted-average assumptions used to determine benefit obligation and net periodic benefit costs:

	December 31,
	2016	2015	2016	2015
	UK		Germany
Weighted-average assumptions used to determine benefit obligations:
Discount rate	2.70%	3.90%	2.45%	2.00%
Rate of compensation increase	N/A	N/A	1.00%	1.00%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	3.90%	3.60%	N/A	N/A
Expected asset return	5.15%	4.91%	N/A	N/A
Rate of compensation increase	N/A	2.00%	N/A	N/A

The Germany plan is an unfunded plan and therefore has no plan assets. The expected rate of return assumptions for plan assets relates solely to the UK plan and are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

The Company assumed a weighted average expected long-term rate of return on plan assets for the overall scheme of 5.15%. The Company’s expected rate of return for equities is derived by applying an equity risk premium to the expected yield on the fixed-interest 15-year U.K. government gilts. The Company evaluated a number of indicators including prevailing market valuations and conditions, corporate earnings expectations, and the estimates of long-term economic growth and inflations to derive the equity risk premium. The expected return on the gilts and corporate bonds typically reflect market conditions at the balance sheet date, and the nature of the bond holdings.

The discount rate assumption was developed considering the current yield on an investment grade non-gilt index with an adjustment to the yield to match the average duration of the index with the average duration of the plan’s liabilities. The index utilized reflected the market’s yield requirements for these types of investments.

The inflation rate assumption was developed considering the difference in yields between a long-term government stocks index and a long-term index-linked stocks index. This difference was modified to consider the depression of the yield on index-linked stocks due to the shortage of supply and high demand, the premium for inflation above the expectation built into the yield on fixed-interest stocks and the UK government’s target rate for inflation (CPI) at 2.2%.The assumptions used are the best estimates chosen from a range of possible actuarial assumptions which, due to the time scale covered, may not necessarily be borne out in practice.

Plan Assets

The investment objective for the plan is to earn, over moving fifteen to twenty year periods, the long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and proper expenses, and meet any other cash needs, in the short-to medium-term.

The Company’s investment policy related to the defined benefit plan is to continue to maintain investments in government gilts and highly rated bonds as a means to reduce the overall risk of assets held in the fund. No specific targeted allocation percentages have been set by category, but are at the direction and discretion of the plan trustees. During 2016 and 2015, all contributions made to the fund were in these categories.

The weighted average allocation of plan assets by asset category is as follows:

	December 31,
	2016	2015	2014
Domestic and overseas equities	42.0%	41.0%	40.0%
UK government and corporate bonds	21.0%	20.0%	22.0%
Diversified growth fund	37.0%	39.0%	38.0%
Total	100.0%	100.0%	100.0%

The following tables set forth, by category and within the fair value hierarchy, the fair value of the Company’s pension assets at December 31, 2016 and 2015:

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$315	$315	$—	$—
Equities:
Domestic	13,171	13,171	—	—
Overseas	8,781	8,781	—	—
Fixed Income Securities:
UK Gilts	10,962	10,962	—	—
Other investments:
Diversified growth fund	19,309	19,309	—	—
Total fair value	$52,538	$52,538	$—	$—

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$129	$129	$—	$—
Equities:
Domestic	13,702	13,702	—	—
Overseas	9,134	9,134	—	—
Fixed Income Securities:
UK government	11,248	11,248	—	—
Corporate bonds	—		—	—
Other investments:
Diversified growth fund	21,696	21,696	—	—
Total fair value	$55,909	$55,909	$—	$—

The plan assets for the UK are categorized as follows, as applicable:

Level 1: Any asset for which a unit price is available and used without adjustment, cash balances, etc.

Level 2: Any asset for which the amount disclosed is based on market data, for example a fair value measurement based on a present value technique (where all calculation inputs are based on data).

Level 3: Other assets. For example, any asset value with a fair value adjustment made not based on available indices or data.

Employer Contributions

The Company’s funding is based on governmental requirements and differs from those methods used to recognize pension expense. The Company expects to contribute $1.7 million to the pension plans during 2017, based on current plan provisions.

Estimated Future Benefit Payments

The estimated future pension benefit payments expected to be paid to plan participants are as follows:

Year ended December 31,	Estimated Benefit Payments
2017	$914
2018	1,028
2019	1,245
2020	1,441
2021	1,588
2022 - 2026	10,987
Total	$17,203

Executive Deferred Compensation Plan

The Company has individual arrangements with seven former executives in the U.S. which provide for fixed payments to be made to each individual beginning at age 65 and continuing for 20 years. This is an unfunded plan with payments to be made from operating cash of the Company. The weighted average discount rate used as of December 31, 2016 was 4.25%. Benefit payments of $0.3 million and $0.3 million were made during the years ended December 31, 2016 and December 31, 2015, respectively. The expense for the years ended December 31, 2016, December 31, 2015 and the two months ended December 31, 2014 was $0.7 million, $0.3 million and $0.1 million, respectively. The balance of this obligation is $4 million and $3.6 million as of December 31, 2016 and December 31, 2015, respectively and is classified in Other Liabilities in the accompanying consolidated balance sheets. Benefit payments expected to be paid to plan participants in 2017 are $0.3 million.

Defined Contribution Plans

The Company provides defined contribution plans for the benefit of eligible employees and their beneficiaries. The Company’s defined contribution plans are limited and immaterial.

11. Commitments and Contingencies

Lease Commitments

The Company leases various office buildings, machinery, equipment, and vehicles. Future minimum lease payments under capital leases, included in long-term obligations, and non-cancelable operating leases at December 31, 2016 are as follows:

	Capital Leases	Operating Lease	Total
2017	$6,830	$30,783	$37,613
2018	5,486	23,615	29,101
2019	4,459	14,930	19,389
2020	3,460	10,604	14,064
2021	4,127	5,917	10,044
Thereafter	6,571	7,651	14,222
Total Minimum Lease Payments	$30,933	$93,500	$124,433
Less: Amounts Representing Interest	(5,987)
Total Net Minimum Lease Payments	24,946
Less: Current portion of obligations under capital leases	(6,507)
Long-term portion of obligations under capital leases	$18,439

Rent expense for all operating leases was $36.7 million, $30.7 million and $26.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Litigation

The Company is, from time to time, involved in certain legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although management cannot predict the outcomes of these matters, management does not believe these actions will have a material, adverse effect on the Company’s consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

Contract-Related Contingencies

The Company has certain contingent liabilities that arise in the ordinary course of providing services to its customers. These contingencies are generally the result of contracts that require the Company to comply with certain performance measurements or the delivery of certain services by a specified deadline. The Company believes the liability, if any, incurred under these contract provisions will not have a material adverse effect on the Company’s consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

From time to time the Company’s services agreements will include provisions whereby the Company will indemnify the customer for certain matters (by way of example, the Company might be subject to certain limitations and requirements provided that if the services sold infringe upon a third-party’s intellectual property rights, the Company might indemnify the customer against such associated liability or provide alternative remedies). The scope of such indemnification provisions vary and the Company has not recorded any liability associated with such indemnification. The estimated fair value of these indemnification clauses is minimal.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

11. Commitments and Contingencies

The Company has certain contingent liabilities related to prior acquisitions. The Company adjusts these liabilities to fair value at each reporting period. As of December 31, 2015, the Company had a liability of $0.8 million related to the 2012 acquisition of GTESS Corporation. There was no remaining liability related to this acquisition as of December 31, 2016. In addition, the Company had a $0.7 million liability related to Handson Global Management’s (“HGM”) acquisition of Banctec, Inc. as of December 31, 2016 and 2015, respectively. The fair value is determined using an earn out method based on the agreement terms. This fair value measurement represents a Level 3 measurement as it is based on significant inputs not observable in the market. Significant judgment is employed in determining the appropriateness of these assumptions.

12. Fair Value Measurement

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The carrying amount of assets and liabilities including cash and cash equivalents, accounts receivable and accounts payable approximated their fair value as of December 31, 2016 and 2015 due to the relative short maturity of these instruments. Management estimates the fair values of the first and second lien debt at approximately 98.5% and 97.0%, respectively, of the respective principal balance outstanding as of December 31, 2016. The carrying value approximates the fair value for the long-term debt related to TransCentra and the other debt. TransCentra’s debt was recently issued in 2016 and represents the most updated rates that would be offered for similar debt maturities. Other debt represents the Company’s outstanding loan balances associated with various hardware and software purchases along with loans entered into by subsidiaries of the Company and as such, the cost incurred would approximate fair value. Property and equipment, intangible assets, and goodwill, are not required to be re-measured to fair value on a recurring basis. These assets are evaluated for impairment if certain triggering events occur. If such evaluation indicates that impairment exists, the respective asset is written down to its fair value. Refer to Note 2—Basis of Presentation and Summary of Significant Accounting Policies.

The Company determined the fair value of its long-term debt using Level 2 inputs including the recent issue of the debt, December 2016 trades of the Company’s debt on an inactive market, the Company’s credit rating, and the current risk-free rate. The Company’s contingent liabilities related to prior acquisitions are re-measured each period and represent a Level 2 measurement as it is based on using an earn out method based on the agreement terms.

The following table provides the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31, 2016 and 2015:

			Fair Value Measurements
As of December 31, 2016	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Recurring and nonrecurring assets and liabilities:
Acquisition contingent liability	$721	$721	$—	$—	$721
Long-term debt	983,502	1,009,913	—	1,009,913
	$984,223	$1,010,634	$—	$1,009,913	$721

			Fair Value Measurements
As of December 31, 2015	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Recurring and nonrecurring assets and liabilities:
Acquisition contingent liability	$1,513	$1,513	$—	$—	$1,513
Long-term debt	975,142	$905,111	—	905,111	—
	$976,655	$906,624	$—	$905,111	$1,513

The significant unobservable inputs used in the fair value of the Company’s acquisition contingent liabilities are the discount rate, growth assumptions, and revenue thresholds. Significant increases (decreases) in the discount rate would have resulted in a lower (higher) fair value measurement. Significant increases (decreases) in the forecasted financial information would have resulted in a higher (lower) fair value measurement. For all significant unobservable inputs used in the fair value measurement of the Level 3 liabilities, a change in one of the inputs would not necessarily result in a directionally similar change in the other based on the current level of billings.

The following table reconciles the beginning and ending balances of net assets and liabilities classified as Level 3 for which a reconciliation is required:

	December 31,
	2016	2015
Balance as of January 1,	$1,513	$1,712
Payments/Reductions	(792)	(199)
Balance as of December 31,	$721	$1,513

13. Equity-Based Compensation

Under the Company’s 2013 Long Term Incentive Plan (“2013 Plan”), the Board of Directors may grant equity-based awards to certain employees, officers, directors, consultants and advisors of the Company. Compensation expense for equity-based awards is measured at the fair value on the grant date and recognized as compensation expense on a straight-line basis over the vesting period.

Stock Options

No stock options were granted under the 2013 Plan.

Restricted Stock Units

On March 5, 2014, the Company’s Board of Directors approved the issuance of 16,204 restricted stock units to certain employees of the Company pursuant to the 2013 Long Term Incentive Plan. Subject to continuous employment with the Company, one-third of the restricted stock units vest on March 15, 2014, one-third of the units vest on March 15, 2015, and the remaining units vest on March 15, 2016. All unvested restricted stock units will vest upon the occurrence of a change in control as defined in the 2013 Plan. Upon vesting, the restricted stock units are settled with the issuance of one common share for each restricted stock unit. A portion of the restricted stock units settled and accrued bonus liability of $6.0 million included in accrued compensation and benefits at December 31, 2013. During 2014, 8,253 restricted stock units were forfeited by four awardees. The Company recognized compensation expense of $1.1 million, $4.4 million and $7.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

On March 5, 2014, the Company’s Board of Directors approved the issuance of 6,260 restricted stock units to certain employees of the Company pursuant to the 2013 Plan. Subject to continuous employment with the Company, the restricted stock units will vest on December 31, 2017. The Company shall settle each vested restricted stock unit with the issuance of one common share for each restricted stock unit. During 2014, 700 restricted stock units were forfeited by an awardee. The Company recognized compensation expense of $2.1 million, $2.1 million and $1.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

On March 5, 2014, the Company’s Board of Directors approved the issuance of 3,876 restricted stock units to certain employees of the Company pursuant to the 2013 Plan. Subject to continuous employment with the Company, one-quarter of the restricted stock units vest on April 30, 2014, one-quarter of the units vest on April 30, 2015, one-quarter of the units vest on April 30, 2016 and the remaining units vest on April 30, 2017. Upon a change of control as defined in the 2013 Plan, all unvested RSUs will vest. The Company shall settle each vested restricted stock unit with the issuance of one common share for each restricted stock unit on the earlier of the occurrence of a change of control as defined in the 2013 Plan and the fifth anniversary of the date of grant. During 2015, 485 restricted stock units were forfeited by two awardees, respectively. The Company recognized compensation expense of $1.3 million, $1.3 million and $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

On March 5, 2014, the Company’s Board of Directors approved the issuance of 650 restricted stock units to certain employees of the Company pursuant to the 2013 Plan. Subject to continuous employment with the Company, one-quarter of the restricted stock units vest on March 1, 2015, one-quarter of the units vest on March 1, 2016, one-quarter of the units will vest on March 1, 2017 and the remaining units vest on March 1, 2018. Upon a change of control as defined in the 2013 Plan, all unvested RSUs will vest. The Company shall settle each vested restricted stock unit with the issuance of one common share for each restricted stock unit on the earlier of the occurrence of a change in control as defined in the 2013 Plan and the fifth anniversary of the date of grant. In 2014, all 650 restricted stock units were forfeited by the awardees resulting in no stock expense being recognized.

On April 30, 2015, the Company’s Board of Directors approved the issuance of 2,700 restricted stock units to certain employees of the Company pursuant to the 2013 Plan. Subject to continuous employment with the Company, one-quarter of the restricted stock units vest on April 30, 2016, one-quarter of the units vest on April 30, 2017, one-quarter of the units will vest on April 30, 2018 and the remaining units vest on April 30, 2019. Upon a change of control as defined in the 2013 Plan, all unvested RSUs will vest. The Company shall settle each vested restricted stock unit with the issuance of one common share for each restricted stock unit on the earlier of the occurrence of a change in control as defined in the 2013 Plan and the fifth anniversary of the date of grant. During 2016, 250 restricted stock units were forfeited by one awardee. The Company recognized compensation expense of $0.5 million and $0.3 million for the years ended December 31, 2016 and 2015, respectively.

On April 29, 2016, the Company’s Board of Directors approved the issuance of 6,375 restricted stock units to certain employees of the Company pursuant to the 2013 Plan. Subject to continuous employment with the Company, one-third of the restricted stock units vest on April 29, 2017, one-third of the units vest on April 29, 2018, and the remaining units vest on April 29, 2019. Upon a change of control as defined in the 2013 Plan, all unvested RSUs will vest. The Company shall settle each vested restricted stock unit with the issuance of one common share for each restricted stock unit on the earlier of the occurrence of a change in control as defined in the 2013 Plan and the fourth anniversary of the date of grant. The fair value of the awards on the grant date was estimated based on the estimated enterprise value of the Company, determined under a market approach. The Company determined the enterprise value by performing a guideline public company analysis, and determining multiples to apply based on guideline public companies’ enterprise value ratios, in accordance with the Guideline Public Company Method. The enterprise value was reduced by outstanding debt to determine the fair value of the Company’s equity, which was adjusted for discounts attributable to lack of control and marketability. The Company determined that the grant date fair value per unit was $1,600 for grants in fiscal 2016. The Company recognized compensation expense of $2.1 million for the year ended December 31, 2016.

The Company recognized total stock compensation expense of $7.1 million for the year ended December 31, 2016.

A summary of the status of restricted stock units as of December 31, 2016 and 2015, and the changes during the years then ended is presented as follows:

	Number of Shares	Weighted Remaining Contractual Life (Years)	Aggregate Intrinsic Value ($)
Nonvested as of January 1, 2015	10,122	2.07	$1,666
Shares granted	2,700	—	—
Shares forfeited	(485)	—	—
Shares vested	(5,036)	—	—
Nonvested as of December 31, 2015	7,301	2.13	1,587
Shares granted	6,375	—	—
Shares forfeited	(250)	—	—
Shares vested	(4,539)	—	—
Nonvested as of December 31, 2016	8,887	2.01	$1,567

As of December 31, 2016, there was approximately $13.1 million of total unrecognized compensation expense related to restricted stock of which will be recognized over the respective service period, approximately 2.01 years. As of December 31, 2016, there were 25,727 restricted stock units outstanding, of which 8,887 was unvested. As of December 31, 2015, there were 19,602 restricted stock units outstanding, of which 7,301 was unvested.

14. Related-Party Transactions

Leasing Transactions

Certain operating companies lease their operating facilities from previous owners of the businesses who remained as employees. These leases are for various lengths and annual amounts. No rental expense was incurred for the year ended

December 31, 2016 for these operating leases. For the years ended December 31, 2015 and 2014, the Company incurred $0.1 million and $0.1 million in rental expenses for these operating leases respectively.

In addition, certain operating companies lease their operating facilities from HOV RE, LLC an affiliate through common interest held by certain shareholders. The rental expense for these operating leases was $0.6 million, $0.2 million and $0.2 million for the years ended December 31, 2016, 2015 and 2014.

Relationship with HandsOn Global Management

The Company incurred an annual management fee to HGM of $6.0 million, $6.0 million and $4.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company incurred an annual management fee to TRG of $1.9 million for the year ended December 31, 2014.

The Company incurred travel expenses to HGM of $1.7 million, $0.8 million, and $0.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. In addition, the Company incurred travel expenses to TRG of $0.05 million for the year ended December 31, 2014.

The Company incurred a transaction fee to HGM of $10.4 million for the year ended December 31, 2014. The $10.4 million transaction fee to HGM is payable over four years in annual installments. In addition, the Company incurred a transaction fee to TRG of $1.3 million and incurred $4.5 million in deferred redemption to TRG payable over two years for the year ended December 31, 2014.

The Company incurred marketing fees to Rule 14 of $0.5 million for the year ended December 31, 2016.

Relationship with Dataforce Group, LLC

The Company provides collection letter and insurance billing services to subsidiaries of Dataforce Group, LLC (formerly HOV Global LLC), which was an affiliate through common interest held by certain shareholders prior to the Reorganization. As of October 31, 2014, Dataforce Group, LLC is a subsidiary of the Company. The revenue recognized for these services was approximately $2.2 million for the year ended December 31, 2014 and is included in revenue in the consolidated statements of operations. All intercompany revenues and expenses after October 31, 2014 have been eliminated in the consolidated statements of operations.

Prior to the Reorganization, subsidiaries of Dataforce Group, LLC (formerly HOV Global LLC), an affiliate through common interest held by certain shareholders, provided the Company voice and support services, helpdesk and data conversion services. As of October 31, 2014 subsidiaries of Dataforce Group, LLC are now subsidiaries of the Company and expenses are eliminated in the consolidated statement of operations. The expense recognized for these services prior to the Reorganization was approximately $0.1 million for the year ended December 31, 2014 and is included in cost of revenue in the consolidated statements of operations.

Relationship with HOV Services, Ltd.

HOV Services, Ltd. provides the Company data capture and technology services. HOV Services, Ltd owns shareholding interests in HOV Services, LLC. The expense recognized for these services was approximately $1.7 million, $1.4 million and $1.3 million for the years ended December 31, 2016, December 31, 2015, and December 31, 2014 and is included in cost of revenue in the consolidated statements of operations.

The Company licenses the use of the trademark “HOV” on a nonexclusive basis from an affiliate through common interest held by certain shareholders.

Payable Balances with Affiliates

Payable balances with affiliates as of December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
HOV Services, Ltd	$(352)	$(378)
Rule 14	(134)	—
HGM	(8,858)	(11,118)
	$(9,344)	$(11,496)

15. Segment and Geographic Area Information

The Company’s operating segments are significant strategic business units that align its products and services with how it manages its business, approach the markets and interacts with its clients.

The Company is organized into three segments: ITPS, HS, and LLPS.

ITPS:  Our ITPS segment provides a wide range of solutions and services designed to aid businesses in information capture, processing, decisioning and distribution to customers primarily in the financial services, commercial, public sector and legal industries.

HS:  Our HS segment operates and maintains a consulting and outsourcing business specializing in both the healthcare provider and payer markets.

LLPS:  Our LLPS segment provides a broad and active array of legal services in connection with class action, bankruptcy labor, claims adjudication and employment and other legal matters.

The chief operating decision maker reviews operating segment revenue and gross profit. The Company does not allocate SG&A, depreciation and amortization, interest expense and sundry, net. The Company manages assets on a total company basis, not by operating segment, and therefore asset information and capital expenditures by operating segments are not presented. The Company does not have any significant customers that account for 10% or more of total consolidated revenues.

	Year ended December 31, 2016
	ITPS	HS	LLPS	Total
Revenue	439,924	247,796	102,206	789,926
Cost of revenue	296,848	158,800	63,473	519,121
Gross profit	143,076	88,996	38,733	270,805
Selling, general and administrative expenses				130,437
Depreciation and amortization				79,639
Related party expense				10,493
Interest expense, net				109,414
Sundry expense, net				712
Net loss before income taxes				$(59,890)

	Year December 31, 2015
	ITPS	HS	LLPS	Total
Revenue	421,409	251,685	132,138	805,232
Cost of revenue	303,067	174,380	82,399	559,846
Gross profit	118,342	77,305	49,739	245,386
Selling, general and administrative expenses				120,691
Depreciation and amortization				75,408
Related party expense				8,977
Interest expense, net				108,779
Sundry expense, net				3,247
Net loss before income taxes				$(71,716)

	Year December 31, 2014
	ITPS	HS	LLPS	Total
Revenue	292,185	218,485	140,248	650,918
Cost of revenue	210,216	157,547	83,776	451,539
Gross profit	81,969	60,938	56,472	199,379
Selling, general and administrative expenses				131,864
Depreciation and amortization				65,227
Impairment of goodwill and other intangible assets				154,454
Related party expense				19,080
Interest expense, net				48,045
Loss on extinguishment of debt				18,548
Sundry income, net				(2,201)
Net loss before income taxes				$(235,638)

The following table presents revenues by principal geographic area where the Company’s customers are located for the years ended December 31, 2016, 2015 and 2014:

	Years ended December 31,
	2016	2015	2014
United States	$654,565	$664,795	$619,446
Europe	131,303	136,711	27,879
Other	4,058	3,726	3,593
Total Consolidated Revenue	$789,926	$805,232	$650,918

16. Subsequent Events

Through February 14, 2017, the Company received capital contributions of approximately $20.5 million.

On February 22, 2017, Quinpario Acquisition Corp. (Nasdaq:QPAC), a publicly traded special purpose acquisition company, Novitex Holdings and SourceHOV, INC entered into a definitive business combination agreement whereby the three entities will combine to create a global solutions provider for financial technology and business services. The parties expect the proposed transaction to close during the second quarter of 2017. After the transaction is consummated, the Company would no longer incur an annual management fee to HGM.

The Company performed its subsequent event procedures through April 3, 2017, the date these consolidated financial statements were made available for issuance.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2017 and December 31, 2016

(in thousands of United States dollars, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$15,916	$8,361
Restricted cash	25,931	25,892
Accounts receivable, net of allowance for doubtful accounts of $3,271 and $3,219, respectively	138,768	138,421
Inventories, net	11,818	11,195
Prepaid expenses and other current assets	15,094	12,202
Total current assets	207,527	196,071
Property, plant and equipment, net	77,397	81,600
Goodwill	370,869	373,291
Intangible assets, net	288,903	298,739
Deferred income tax assets	9,019	9,654
Other noncurrent assets	9,973	10,131
Total assets	$963,688	$969,486
Liabilities and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$40,406	$42,212
Related party payables	5,654	9,344
Income tax payable	1,825	1,031
Accrued liabilities	27,152	29,492
Accrued compensation and benefits	30,561	31,200
Customer deposits	18,279	18,729
Deferred revenue	21,629	17,235
Obligation for claim payment	25,931	25,892
Current portion of capital lease obligations	5,899	6,507
Current portion of long-term debt	60,986	55,833
Total current liabilities	238,322	237,475
Long-term debt, net of current maturities	971,154	983,502
Capital lease obligations, net of current maturities	17,076	18,439
Pension liability	28,612	28,712
Deferred income tax liabilities	26,850	26,223
Long-term income tax liability	3,063	3,063
Other long-term liabilities	11,212	11,973
Total liabilities	1,296,289	1,309,387
Commitment and Contingencies (Note 10)
Stockholders’ deficit
Common stock, par value of $0.001 per share; 331,000 shares authorized; 144,399 and 157,243 shares issued and outstanding at December 31, 2016 and March 31, 2017, respectively; Preferred stock, par value of $0.01 per shares; 400,000 shares authorized and no shares issued or outstanding at December 31, 2016 and March 31, 2017	—	—
Additional paid in capital	(36,851)	(57,389)
Equity-based compensation	27,652	27,342
Accumulated deficit	(309,649)	(293,968)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(1,133)	(3,547)
Unrealized pension actuarial losses, net of tax	(12,620)	(12,339)
Total accumulated other comprehensive loss	(13,753)	(15,886)
Total stockholders’ deficit	(332,601)	(339,901)
Total liabilities and stockholders’ deficit	$963,688	$969,486

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2017 and 2016

(in thousands of United States dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	218,260	199,690
Cost of revenue (exclusive of depreciation and amortization)	143,708	133,343
Gross profit	74,552	66,347
Selling, general and administrative expenses	35,581	31,028
Depreciation and amortization	21,320	18,759
Related party expense	2,385	2,335
Operating income	15,266	14,225
Other expense (income), net:
Interest expense, net	26,219	27,400
Sundry expense (income), net	2,724	(1,931)
Net loss before income taxes	(13,677)	(11,244)
Income tax (expense) benefit	(2,004)	3,082
Net loss	$(15,681)	$(8,162)
Net loss per share—basic and diluted	$(99.72)	$(56.52)
Shares used in computing basic and diluted net loss per share	157,243	144,399

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

For the Three Months ended March 31, 2017 and 2016

(in thousands of United States dollars)

(Unaudited)

	Three months ended March 31,
	2017	2016
Net Loss	$(15,681)	$(8,162)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	2,414	2,011
Unrealized pension actuarial (losses) gains, net of tax	(281)	109
Comprehensive loss	$(13,548)	$(6,042)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Deficit

For the Three Months Ended March 31, 2017 and 2016

(in thousands of United States dollars, except per share data)

(Unaudited)

	Common Stock				Accumulated Other Comprehensive Loss
	Shares	Amount	Additional Paid-In Capital	Equity-Based Compensation	Cumulative Translation Adjustments	Pension Benefits	Accumulated Deficit	Total Stockholders’ Deficit
Balances at December 31, 2015	144,399	$—	$(57,389)	$20,256	$(3,415)	$(5,076)	$(245,865)	$(291,489)
Net loss January 1 to March 31, 2016	—	—	—	—	—	—	(8,162)	(8,162)
Equity-based compensation	—	—	—	1,992	—	—		1,992
Foreign currency translation adjustment	—	—	—	—	2,011	—	—	2,011
Net realized pension actuarial gains, net of tax	—	—	—	—	—	109	—	109
Balances at March 31, 2016	144,399	$—	$(57,389)	$22,248	$(1,404)	$(4,967)	$(254,027)	$(295,539)

	Common Stock				Accumulated Other Comprehensive Loss
	Shares	Amount	Additional Paid-In Capital	Equity-Based Compensation	Cumulative Translation Adjustments	Pension Benefits	Accumulated Deficit	Total Stockholders’ Deficit
Balances at December 31, 2016	144,399	$—	$(57,389)	$27,342	$(3,547)	$(12,339)	$(293,968)	$(339,901)
Net loss January 1 to March 31, 2017	—	—	—	—	—	—	(15,681)	(15,681)
Equity-based compensation	—	—	—	310	—	—	—	310
Foreign currency translation adjustment	—	—	—	—	2,414	—	—	2,414
Contribution from Shareholders	12,844	—	20,538	—	—	—	—	20,538
Net realized pension actuarial gains, net of tax	—	—	—	—	—	(281)	—	(281)
Balances at March 31, 2017	157,243	$—	$(36,851)	$27,652	$(1,133)	$(12,620)	$(309,649)	$(332,601)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Three Months ended March 31, 2017 and 2016

(in thousands of United States dollars)

(Unaudited)

	Three Months ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(15,681)	$(8,162)
Adjustments to reconcile net loss
Depreciation and amortization	21,320	18,759
Original issue discount and debt issuance cost amortization	3,474	3,343
Provision (recovery) for doubtful accounts	79	(706)
Deferred income tax benefit (expense)	627	(3,436)
Share-based compensation expense	310	1,992
Foreign currency remeasurement	687	193
Gain on sale of Meridian	(251)	—
Loss on sale of property, plant and equipment	272	16
Change in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable	(1,086)	(1,135)
Prepaid expenses and other assets	(3,720)	(3,617)
Accounts payable and accrued liabilities	1,889	10,069
Related party payables	(3,690)	(17)
Net cash provided by operating activities	4,230	17,299
Cash flows from investing activities
Purchases of property, plant and equipment, net	(2,045)	(1,833)
Additions to internally developed software	(2,528)	(2,471)
Additions to outsourcing contract costs	(3,989)	(3,250)
Proceeds from sale of Meridian	4,381	—
Net cash used in investing activities	(4,181)	(7,554)
Cash flows from financing activities
Change in bank overdraft	(210)	(1,541)
Proceeds from financing obligations	3,008	4,231
Contribution from Shareholders	20,538	—
Borrowings from revolver and swing-line loan	38,500	18,500
Repayments on revolver and swing line loan	(38,500)	(21,600)
Principal payments on long-term obligations	(15,786)	(11,571)
Net cash provided (used in) by financing activities	7,550	(11,981)
Effect of exchange rates on cash	(44)	321
Net increase (decrease) in cash and cash equivalents	7,555	(1,915)
Cash and cash equivalents
Beginning of period	8,361	16,619
End of period	$15,916	$14,704
Supplemental cash flow data:
Income tax (refund) payments, net of refunds received	$(12)	$579
Interest paid	30,844	32,536
Noncash investing and financing activities:
Assets acquired through capital lease arrangements	68	1,360
Accrued capital expenditures	$98	$1,069

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

1. Description of the Business

Organization

SourceHOV Holdings, Inc. and subsidiaries (collectively “the Company”) is a holding company with no operations, which owns 100% of SourceHOV LLC and its wholly owned subsidiaries (“SourceHOV LLC”). The Company provides mission-critical information and transaction processing solutions services to clients across three major industry verticals. The Company manages information and document driven business processes and offers solutions and services to fulfill specialized knowledge-based processing and consulting requirements, enabling clients to concentrate on their core competencies.

The Company consists of the following segments:

•                  Information & Transaction Processing Solutions (“ITPS”). ITPS provides industry solutions for banking and financial services, including lending solutions for mortgages and auto loans, and banking solutions for clearing, anti-money laundering, sanctions, and interbankcross-border settlement; property and casualty insurance solutions for origination, enrollments, claims processing, and benefits administration communications; public sector solutions for income tax processing, benefits administration, and record management; multi-industry solutions for payment processing and reconciliation, integrated receivable and payables management, document logistics and location services, records management and electronic storage of data / documents; and software, hardware, professional services and maintenance related to information and transaction processing automation, among others.

•                  Healthcare Solutions (“HS”). HS offerings include revenue cycle solutions, integrated accounts payable and accounts receivable, and information management for both the healthcare payer and provider markets. Payer service offerings include claims processing, claims adjudication and auditing services, enrollment processing and policy management, and scheduling and prescription management. Provider service offerings include medical coding and insurance claim generation, underpayment audit and recovery, and medical records management.

•                  Legal and Loss Prevention Services (“LLPS”) Solutions. LLPS solutions include processing of legal claims for class action and mass action settlement administrations, involving project management support, notification and outreach to claimants, collection, analysis and distribution of settlement funds. Additionally, LLPS provides data and analytical services in the context of litigation consulting, economic and statistical analysis, expert witness services, and revenue recovery services for delinquent accounts receivable.

The Reorganization

Prior to October 31, 2014, SourceHOV LLC was wholly owned by Solaris Holding Corporation (“Solaris”). On October 31, 2014, Solaris merged with SHC Merger Sub Inc. (“SHC”), a Delaware corporation (“First Merger”). Upon consummation of this First Merger, SHC ceased to exist and Solaris continued to be the sole surviving corporation of the First Merger. At this time, Solaris and SourceHOV Holdings, Inc. were merged, resulting in the common stock of Solaris becoming common stock of the Company. Immediately following the First Merger, the Company, BT Merger Sub Inc. (“BT”) and Pangea Acquisitions, Inc. (“Pangea”) merged (“Second Merger”). Upon consummation of the Second Merger, BT ceased to exist and Pangea became a wholly-owned subsidiary of the Company. As part of the transaction, the Company redeemed all preferred shares owned directly, or indirectly, by The Rohatyn Group (“TRG”) for $357.5 million, of which $353.0 million was paid on October 31, 2014 and the remaining $4.5 million is payable over two years. All remaining preferred holders in the Company converted their preferred shares into common shares of the Company, resulting in a change of control from a collaborative group to one affiliated group of entities. Shareholders of Pangea received common shares of the Company in exchange for their Pangea shares. In addition, all existing debt facilities of Pangea and Solaris were refinanced as part of the reorganization (the “Reorganization”). Because Pangea was controlled by the same shareholders that now control the Company at the date of the Reorganization, the merger with Pangea was reflected at carrying value.

The TransCentra Acquisition

On September 28, 2016, SourceHOV LLC acquired TransCentra Inc. (“TransCentra”), a wholly-owned subsidiary of FTS Parent, Inc. (“FTS”), a Delaware corporation. TransCentra is an outsourced biller, outsourced payment processor, and a provider of insourced imaging and payment processing platforms and software. TransCentra’s outsourced business operated through wholly-owned subsidiary Regulus Holding Inc. provides printing and payment processing to its customers. The outsourced business utilizes internally developed software to provide printing and remittance services to customers and is the predominant revenue contributor for TransCentra. TransCentra’s insourced business operated through wholly-owned subsidiary J&B Software, Inc. provides imaging and payment processing software to customers who choose to process their own remittances. TransCentra was incorporated in the State of Delaware on May 12, 2011 as Columbus Acquisition Corporation, Inc. and changed its name to TransCentra, Inc. via an amended and restated certificate of incorporation in December 2011. The acquisition was accounted for as a business combination using the acquisition method of accounting.

Disposal of Meridian Consulting Group, LLC

On March 17, 2017, the Company sold certain assets and liabilities of Meridian Consulting Group, LLC (Meridian) business, a legal entity included in the LLPS segment, for $5.0 million to J.S. Held LLC, a Delaware limited liability company. Management concluded Meridian was providing no added benefit to the LLPS segment, resulting in a reorganization disposal of Meridian. The Company received net cash proceeds of $4.4 million. The transaction was accounted for as a sale of a business for accounting purposes. The Company recognized a gain of $0.3 million (net of a goodwill adjustment of $2.7 million) reported as part of Selling, general and administrative expenses in the condensed consolidated statement of operations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments that, in the opinion of the Company, are necessary for a fair presentation of the results for the periods presented in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial reporting. No material changes have been made to the Company’s accounting policies from those that were disclosed in the Company’s audited financial statements for the year ended December 31, 2016.

The condensed consolidated financial statements and accompanying notes do not contain certain information included in the annual consolidated financial statements and accompanying notes of the Company. These interim consolidated financial statements should read in conjunction with the December 31, 2016 audited financial statements and related notes.

Principles of Consolidation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts of the Company and subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from the date of acquisition. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, Consolidation and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States (“U.S.”) generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Key estimates and judgments relied upon in preparing these consolidated financial statements include revenue recognition for multiple element arrangements, allowance for doubtful accounts, income taxes, depreciation, amortization, employee benefits, equity-based compensation, contingencies, goodwill, intangible assets, fair value of assets and liabilities acquired in acquisitions, and liability valuations. The Company regularly assesses these estimates and records changes in estimates in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Revenue Recognition

The majority of the Company’s revenues are comprised of: (1) ITPS, (2) HS offerings, (3) LLPS solutions, and (4) some combination thereof. Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is probable. Delivery does not occur until services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

ITPS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed, licensing and maintenance fees for technology sales, and a mix of fixed management fee and transactional revenue for document logistics and location services. HS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed for healthcare payers and providers. LLPS revenues are primarily based on a time and materials pricing as well as through transactional services priced on a per item basis.

If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. Revenue from time and materials arrangements is recognized as the services are performed.

The Company records deferred revenue when it receives payments or invoices in advance of the delivery of products or the performance of services. The deferred revenue is recognized into earnings when underlying performance obligations are achieved.

The Company includes reimbursements from clients, such as postage costs, in revenue, while the related costs are included in cost of revenue in the consolidated statement of operations.

Multiple Element Arrangements

Certain of the Company’s revenue is generated from multiple element arrangements involving various combinations. The deliverables within these arrangements are evaluated at contract inception to determine whether they represent separate units of accounting, and if so, contract consideration is allocated to each deliverable based on relative selling price. The relative selling price of each deliverable within these arrangements is determined using vendor specific objective evidence (“VSOE”) of fair value, third-party evidence or best estimate of selling price. Revenue is then recognized in accordance with the appropriate revenue recognition guidance applicable to the respective elements.

If the multiple element arrangements criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis over the period of delivery or being deferred until the earlier of when such criteria are met or when the last element is delivered.

Recently Adopted Accounting Pronouncements

Effective January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This amendment replaced the method of measuring inventories at lower of cost or market with a lower of cost and net realizable value method. The adoption had no material impact on the Company’s financial position, results of operations and cash flows.

Effective January 1, 2017, the Company adopted ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The ASU changes how companies account for certain aspects of equity-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The standard requires that all tax effects related to share-based payments be recorded as income tax expense or benefit in the income statement at settlement or expiration and, accordingly, excess tax benefits and tax deficiencies be presented as operating activities in the statement of cash flows. Upon adoption of this standard, the Company elected to continue its current practice of estimating expected forfeitures. The adoption had no material impact on the Company’s financial position, results of operations and cash flows.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606). Under the update, revenue will be recognized based on a five-step model. The core principle of the model is that revenue will be recognized when the transfer of promised goods or services to customers is made in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date by one year (ASU No. 2015-14). This ASU will now be effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017. Early adoption is permitted, but not before the original effective date of December 15, 2016. Since the issuance of the original standard, the FASB has issued several other subsequent updates including the following: 1) clarification of the implementation guidance on principal versus agent considerations (ASU 2016-08); 2) further guidance on identifying performance obligations in a contract as well as clarifications on the licensing implementation guidance (ASU 2016-10); 3) rescission of several SEC Staff Announcements that are codified in ASC 605 (ASU 2016-11); 4) additional guidance and practical expedients in response to identified implementation issues (ASU 2016-12); and 5) technical corrections and improvements (ASU 2016-20). The new standard will be effective for us beginning January 1, 2018. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (842). This ASU increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this ASU are effective for fiscal years beginning after December 31, 2018 and interim periods within those fiscal years and early application is permitted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230), which adds or clarifies guidance on the presentation and classification of eight specific types of cash receipts and cash payments in the statement of cash flows such as debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds, and distributions from certain equity method investees, with the intent of reducing diversity in practice. For public entities, ASU 2016-15 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. Entities must apply the guidance retrospectively to all periods presented unless retrospective application is impracticable. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory (Topic 740), which eliminates the current prohibition on immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory, with the intent of reducing complexity and diversity in practice. Under ASU 2016-16, entities must recognize the income tax consequences when the transfer occurs rather than deferring recognition. For public entities, ASU 2016-16 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted as of the beginning of a fiscal year (i.e., early adoption is permitted only in the first interim period). Entities must apply the guidance on a modified retrospective basis though a cumulative effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU addresses diversity in practice that exists in the classification and presentation of changes in restricted cash and requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2017. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (Topic 805). The ASU clarifies the definition of a business and provides guidance on evaluating as to whether transactions should be accounted for as acquisitions (or disposals) of assets or business combinations. The definition clarification as outlined in this ASU affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of the ASU are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 of the goodwill impairment test that had required a hypothetical purchase price allocation. Rather, entities should apply the same impairment assessment to all reporting units and recognize an impairment loss for the amount by which a reporting unit’s carrying amount exceeds its fair value, without exceeding the total amount of goodwill allocated to that reporting unit. Entities will continue to have the option to perform a qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 will be effective prospectively for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, or those beginning after January 1, 2017 if early adopted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In March 2017, the FASB issued ASU No. 2017-07, Compensation Retirement Benefits (Topic 715); Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments to this ASU require the service cost component of net periodic benefit cost be reported in the same income statement line or lines as other compensation costs for employees. The other components of net periodic benefit cost are required to be reported separately from service costs and outside a subtotal of income from operations. Only the service cost component is eligible for capitalization. The guidance is effective for annual periods beginning after December 15, 2017. The amendments should be applied retrospectively for the income statement presentations and prospectively for the capitalization of service costs. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

3. Accounts Receivable

Accounts receivable, net consist of the following:

	March 31, 2017	December 31, 2016
Billed receivables	$112,833	$116,148
Unbilled receivables	25,059	20,982
Other	4,147	4,510
Less: Allowance for doubtful accounts	(3,271)	(3,219)
	$138,768	$138,421

Unbilled receivables represent balances recognized as revenue that have not been billed to the customer. The Company’s allowance for doubtful accounts is based on a policy developed by historical experience and management judgment. Adjustments to the allowance for doubtful accounts may occur based on market conditions or specific client circumstances.

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	March 31, 2017	December 31, 2016
Prepaids	$13,832	$10,906
Deposits	1,262	1,296
	$15,094	$12,202

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

5. Property, Plant and Equipment, Net

Property, plant, and equipment, which include assets recorded under capital leases, are stated at cost less accumulated depreciation and amortization, and consist of the following:

	Estimated Useful Lives (in Years)	March 31, 2017	December 31, 2016
Land	N/A	$7,744	$7,637
Buildings and improvements	7 - 40	17,070	16,989
Leasehold improvements	Lesser of the useful life or lease term	32,315	31,342
Vehicles	5 - 7	713	784
Machinery and equipment	5 - 15	23,834	23,297
Computer equipment and software	3 - 8	98,894	98,544
Furniture and fixtures	5 - 15	4,811	5,007
		185,381	183,600
Less: Accumulated depreciation and amortization		(107,984)	(102,000)
Property, plant and equipment, net		$77,397	$81,600

6. Intangibles Assets and Goodwill

Intangibles

Intangible assets are stated at cost or acquisition-date fair value less accumulated amortization and consists of the following:

	March 31, 2017
	Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	274,643	(108,080)	$166,563
Outsource contract costs	31,855	(9,743)	22,112
Developed technology	89,076	(63,977)	25,099
Internally developed software	19,270	(1,712)	17,558
Trademarks	5,370	(269)	5,101
Trade names	52,470	—	52,470
	$472,684	$(183,781)	$288,903

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Intangible Asset, net
Customer relationships	$274,643	$(100,172)	$174,471
Outsource contract costs	27,619	(7,378)	20,241
Developed technology	89,076	(59,539)	29,537
Internally developed software	16,742	(858)	15,884
Trademarks	5,370	(134)	5,236
Trade names	53,370	—	53,370
	$466,820	$(168,081)	$298,739

Goodwill

Goodwill by reporting segment consists of the following:

	Goodwill	Additions	Reductions		Currency translation adjustments	Goodwill
ITPS	$145,562	$13,558	$—		$274	$159,394
HS	86,786	—	—		—	86,786
LLPS	127,111	—	—		—	127,111	(a)
Balance as of December 31, 2016	$359,459	$13,558	$—		$274	$373,291
ITPS	159,394	—			299	159,693
HS	86,786	—	—			86,786
LLPS	127,111	—	(2,721	)(b)	—	124,390	(a)
Balance as of March 31, 2017	$373,291	$—	$(2,721)		$299	$370,869

(a)                                 The carrying amount of goodwill for all periods presented is net of accumulated impairment losses of $137.9 million.

(b)                                 The reduction in goodwill is due to the sale of Meridian. Refer to Note 1.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

7. Long-Term Debt and Credit Facilities

	March 31, 2017	December 31, 2016
First lien revolving credit facility(a)	$63,537	$63,337
First lien secured term loan(b)	680,546	687,884
Second lien secured term loan(c)	237,156	236,344
Transcentra revolving credit facility	5,000	5,000
Transcentra term loan	18,500	19,250
FTS unsecured term loan	15,911	15,911
Other(d)	11,490	11,609
Total debt	1,032,140	1,039,335
Less: Current portion of long-term debt	(60,986)	(55,833)
Long-term debt, net of current maturities	$971,154	$983,502

(a)                                 Net of unamortized debt issuance costs of $2.1 million and $2.3 million as of March 31, 2017 and December 31 2016, respectively.

(b)                                 Net of unamortized original issue discount and debt issance costs of $13.3 million and $13.0 million and $14.6 million and $14.2 million as of March 31, 2017 and December 31 2016, respectively.

(c)                                  Net of unamortized original issue discount and debt issance costs of $6.9 million and $6.0 million and $7.3 million and $6.3 million as of March 31, 2017 and December 31 2016, respectively.

(d)                                 Other debt represents the Company’s outstanding loan balances associated with various hardware and software purchases along with loans entered into by subsidiaries of the Company.

Credit Facilities

As of both March 31, 2017 and December 31, 2016, the Company had outstanding irrevocable letters of credit totaling approximately $9.3 million under the revolving credit facility. As of March 31, 2017, these letters of credit consisted of approximately $7.1 million related to security for the Company’s self-insured workers’ compensation program and approximately $2.2 million for the landlord in Irving.

8. Income Taxes

The Company applies an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision for interim periods, as required under GAAP. The Company recorded an income tax expense of $2.0 million and an income tax benefit of $3.1 million for the three months ended March 31, 2017 and 2016, respectively.

For the three months ended March 31, 2017, the Company’s ETR of (14.65%) differed from the expected U.S. statutory tax rate of 35.0%, and was primarily impacted by permanent tax adjustments, Meridian goodwill impairment, foreign operations, and a valuation allowance against certain domestic deferred tax assets that are not more-likely-than-not to be realized.

For the three months ended March 31, 2016, the Company’s ETR of 27.41% differed from the expected U.S. statutory tax rate of 35.0%, and was impacted by permanent tax adjustments, foreign operations, and a valuation allowance against certain domestic and foreign deferred tax assets that are not more-likely-than-not to be realized.

As of March 31, 2017, there were no material changes to either the nature or the amounts of the uncertain tax positions previously determined for the year ended December 31, 2016.

9. Employee Benefit Plans

German Pension Plan

The Company’s subsidiary in Germany provides pension benefits to retirees. Employees eligible for participation includes all employees who started working for the Company prior to September 30, 1987 and have finished a qualifying period of at least 10 years. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

U.K. Pension Plan

The Company’s subsidiary in the United Kingdom provides pension benefits to retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to October 2001. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

The Germany plan is an unfunded plan and therefore has no plan assets. The expected rate of return assumptions for plan assets relate solely to the UK plan and are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. The Company assumed a weighted average expected long-term rate on plan assets for the overall scheme of 5.15%.

Tax Effect on Accumulated Other Comprehensive Loss

As of March 31, 2017 and December 31, 2016, the Company recorded actuarial losses of $12.6 million and $12.3 million in accumulated other comprehensive loss on the condensed consolidated balance sheets, respectively, which is net of a deferred tax benefit of $2.9 million and $2.5 million, respectively.

Pension and Postretirement Expense

The components of the net periodic benefit cost are as follows:

	Three Months ended March 31,
	2017	2016
Service cost	$2	$3
Interest cost	553	667
Expected return on plan assets	(577)	(656)
Amortization:
Amortization of prior service cost	(32)	(35)
Amortization of net loss	500	223
Net periodic benefit cost	$446	$202

Employer Contributions

The Company’s funding is based on governmental requirements and differs from those methods used to recognize pension expense. The Company made contributions of $0.6 million to its pension plans during both the first three months ended March 31, 2017 and 2016. The Company expects to contribute $1.1 million to the pension plans during the remainder of 2017, based on current plan provisions.

Executive Deferred Compensation Plan

The Company has individual arrangements with seven former executive in the U.S. which provide for fixed payments to be made to each individual beginning at age 65 and continuing for 20 years. This is an unfunded plan with payments to be from operating cash of the Company. Benefit payments of $0.1 million were made during both the three months ended

March 31, 2017 and 2016. There was no expense for the three months ended March 31, 2017, and the expense for the three months ended March 31, 2016 was $0.2 million. Benefit payments expected to be paid to plan participants during the remainder of 2017 are $0.2 million.

10. Fair Value Measurement

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The carrying amount of assets and liabilities including cash and cash equivalents, accounts receivable and accounts payable approximated their fair value as of March 31, 2017 and December 31, 2016 due to the relative short maturity of these instruments. Management estimates the fair values of the first and second lien debt at approximately 97% and 98% respectively, of the respective principal balance outstanding as of March 31, 2017. The carrying value approximates the fair value for the long-term debt related to TransCentra and the other debt. TransCentra’s debt was recently issued in 2016 and represents the most updated rates that would be offered for similar debt maturities. Other debt represents the Company’s outstanding loan balances associated with various hardware and software purchases along with loans entered into by subsidiaries of the Company and as such, the cost incurred would approximate fair value. Property and equipment, intangible assets, and goodwill, are not required to be re-measured to fair value on a recurring basis. These assets are evaluated for impairment if certain triggering events occur. If such evaluation indicates that impairment exists, the respective asset is written down to its fair value.

The Company determined the fair value of its long-term debt using Level 2 inputs including the recent issue of the debt, March 2017 trades of the Company’s debt on an inactive market, the Company’s credit rating, and the current risk-free rate. The Company’s contingent liabilities related to prior acquisitions are re-measured each period and represent a Level 2 measurement as it is based on using an earn out method based on the agreement terms.

The following table provides the carrying amounts and estimated fair values of the Company’s financial instruments as of March 31, 2017 and December 31, 2016:

	Carrying		Fair Value Measurements
As of March 31, 2017	Amount	Fair Value	Level 1	Level 2	Level 3
Recurring and nonrecurring assets and liabilities:
Acquisition contingent liability	$721	$721	$—	$—	$721
Long-term debt	971,154	986,409	—	986,409	—
	$971,875	$987,130	$—	$986,409	$721

	Carrying		Fair Value Measurements
As of December 31, 2016	Amount	Fair Value	Level 1	Level 2	Level 3
Recurring and nonrecurring assets and liabilities:
Acquisition contingent liability	$721	$721	$—	$—	$721
Long-term debt	983,502	$1,009,913	—	1,009,913
	$984,223	$1,010,634	$—	$1,009,913	$721

The significant unobservable inputs used in the fair value of the Company’s acquisition contingent liabilities are the discount rate, growth assumptions, and revenue thresholds. Significant increases (decreases) in the discount rate would have resulted in a lower (higher) fair value measurement. Significant increases (decreases) in the forecasted financial information would have resulted in a higher (lower) fair value measurement. For all significant unobservable inputs used in the fair value measurement of the Level 3 liabilities, a change in one of the inputs would not necessarily result in a directionally similar change in the other based on the current level of billings.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

10. Fair Value Measurement

The following table reconciles the beginning and ending balances of net assets and liabilities classified as Level 3 for which a reconciliation is required:

	March 31, 2017	December 31, 2016
Balance as of January 1,	$721	$1,513
Payments/Reductions	—	(792)
Balance as of December 31,	$721	$721

11. Equity-Based Compensation

Under the Company’s 2013 Long Term Incentive Plan (“2013 Plan”), the Board of Directors may grant equity-based awards to certain employees, officers, directors, consultants and advisors of the Company. Compensation expense for equity-based awards is measured at the fair value on the grant date and recognized as compensation expense on a straight-line basis over the vesting period.

Stock Options

No stock options were granted under the 2013 Plan.

Restricted Stock Units

RSUs granted to employees contain service requirements that must be met for the shares to vest. Stock awards granted to non-employee directors as part of the compensation for service on the Board are unrestricted on the grant date. No RSUs were granted in the first three months of 2017.

During the three months ended March 31, 2017 and 2016, $0.3 million and $2.0 million, respectively, were charged to compensation expense for stock incentive plans.

During the three months ended March 31, 2017 and 2016, no shares were issued.

12. Related-Party Transactions

Leasing Transactions

Certain operating companies lease their operating facilities from previous owners of the businesses who remained as employees. These leases are for various lengths and annual amounts. No rental expense was incurred for the three months ended March 31, 2017 and 2016 for these operating leases.

In addition, certain operating companies lease their operating facilities from HOV RE, LLC an affiliate through common interest held by certain shareholders. The rental expense for these operating leases was $0.2 million for both the three months ended March 31, 2017 and 2016.

Relationship with HandsOn Global Management

The Company incurred management fees to HGM of $1.5 million for both the three months ended March 31, 2017 and 2016.

The Company incurred travel expenses to HGM of $0.2 million for both the three months ended March 31, 2017 and 2016.

The Company incurred marketing fees to Rule 14 of $0.09 million and $0.07 million for the three months ended March 31, 2017 and 2016, respectively.

Relationship with HOV Services, Ltd.

HOV Services, Ltd. provides the Company data capture and technology services. HOV Services, Ltd owns shareholding interests in HOV Services, LLC. The expense recognized for these services was approximately $0.4 million and $0.4 million for the three months ended March 31, 2017 and 2016 and is included in cost of revenue in the consolidated statements of operations.

The Company licenses the use of the trademark “HOV” on a nonexclusive basis from an affiliate through common interest held by certain shareholders.

Payable Balances with Affiliates

Payable balances with affiliates as of March 31, 2017 and December 31, 2016 are as follows:

	March 31, 2017	December 31, 2016
HOV Services, Ltd	$457	$352
Rule 14	219	134
HGM	4,978	8,858
	$5,654	$9,344

13. Segment and Geographic Area Information

The Company’s operating segments are significant strategic business units that align its products and services with how it manages its business, approach the markets and interacts with its clients. The Company is organized into three segments: ITPS, HS, and LLPS.

ITPS:  Our ITPS segment provides a wide range of solutions and services designed to aid businesses in information capture, processing, decisioning and distribution to customers primarily in the financial services, commercial, public sector and legal industries.

HS:  Our HS segment operates and maintains a consulting and outsourcing business specializing in both the healthcare provider and payer markets.

LLPS:  Our LLPS segment provides a broad and active array of legal services in connection with class action, bankruptcy labor, claims adjudication and employment and other legal matters.

The chief operating decision maker reviews operating segment revenue and gross profit. The Company does not allocate SG&A, depreciation and amortization, interest expense and sundry, net. The Company manages assets on a total company basis, not by operating segment, and therefore asset information and capital expenditures by operating segments are not presented.

	Three months ended March 31, 2017
	ITPS	HS	LLPS	Total
Revenue	135,797	59,078	23,385	218,260
Cost of revenue	91,599	37,828	14,281	143,708
Gross profit	44,198	21,250	9,104	74,552
Selling, general and administrative expenses				35,581
Depreciation and amortization				21,320
Related party expense				2,385
Interest expense, net				26,219
Sundry expense, net				2,724
Net loss before income taxes				$(13,677)

	Three months ended March 31, 2016
	ITPS	HS	LLPS	Total
Revenue	106,416	67,407	25,867	199,690
Cost of revenue	72,181	45,062	16,100	133,343
Gross profit	34,235	22,345	9,767	66,347
Selling, general and administrative expenses				31,028
Depreciation and amortization				18,759
Related party expense				2,335
Interest expense, net				27,400
Sundry expense, net				(1,931)
Net loss before income taxes				$(11,244)

The following table presents revenues by principal geographic area where the Company’s customers are located for the three months ended March 31, 2017 and 2016:

	Three months ended March 31,
	2017	2016
United States	$188,810	$167,560
Europe	28,300	31,270
Other	1,150	860
Total Consolidated Revenue	$218,260	$199,690

14. Subsequent Events

The Company performed its subsequent event procedures through May 09, 2017, the date these consolidated financial statements were made available for issuance.